                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH
                     ALL OF THE OUTSTANDING COMMON SHARES
                                      OF
                     ELSAG BAILEY PROCESS AUTOMATION N.V.
                                      AT
                             $39.30 NET PER SHARE
                                      AND
     ALL OF THE OUTSTANDING 5 1/2% CONVERTIBLE TRUST ORIGINATED PREFERRED
                                  SECURITIES
                                      OF
                         ELSAG BAILEY FINANCING TRUST
                                      AT
                       $61.21 NET PER PREFERRED SECURITY
                                      BY
                    ABB TRANSPORTATION PARTICIPATIONS B.V.
        A DIRECT, WHOLLY OWNED SUBSIDIARY OF ABB ASEA BROWN BOVERI LTD.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, NOVEMBER 17, 1998, UNLESS THE OFFER IS EXTENDED.

 THE OFFER  IS CONDITIONED ON,  AMONG OTHER  THINGS, (I) THERE  BEING VALIDLY
  TENDERED AND NOT  PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION  OF THE OFFER
    A NUMBER OF COMMON  SHARES, PAR VALUE NLG1.00  PER SHARE (THE  "COMPANY
     SHARES"), OF  ELSAG BAILEY  PROCESS AUTOMATION N.V.  (THE "COMPANY")
      AND  A NUMBER  OF 5  1/2% CONVERTIBLE  TRUST ORIGINATED  PREFERRED
        SECURITIES OF  ELSAG  BAILEY FINANCING  TRUST  (THE  "PREFERRED
         SECURITIES"  AND,  TOGETHER  WITH  THE COMPANY  SHARES,  THE
          "SHARES")  WHICH,  WHEN  ADDED  TO  THE  SHARES,  IF  ANY,
            PREVIOUSLY ACQUIRED  BY  THE PURCHASER,  CONSTITUTE  AT
             LEAST  SEVENTY-FIVE  PERCENT  OF  THE FULLY  DILUTED
              SHARE CAPITAL OF  THE COMPANY AND (II) THE RECEIPT
                OF CERTAIN GOVERNMENTAL APPROVALS. SEE  SECTION
                 14--"CONDITIONS OF THE OFFER".

THE  OFFER IS  MADE PURSUANT  TO THE  ACQUISITION AGREEMENT  (THE "ACQUISITION
 AGREEMENT") BY AND BETWEEN ABB TRANSPORTATION PARTICIPATIONS B.V. (THE "PURCHASER") AND THE COMPANY. THE PURCHASER HAS ALSO ENTERED INTO A
  SHAREHOLDER'S AGREEMENT (THE "SHAREHOLDER'S AGREEMENT") WITH FINMECCANICA S.P.A. (THE "SELLING SHAREHOLDER") WHICH BENEFICIALLY OWNS 17,813,527
   COMPANY SHARES AND 1,600,000 PREFERRED SECURITIES (REPRESENTING, IN THE AGGREGATE, APPROXIMATELY 53.2% OF THE FULLY DILUTED SHARE CAPITAL OF
    THE COMPANY). THE SELLING SHAREHOLDER HAS AGREED TO IRREVOCABLY TENDER PURSUANT TO THE OFFER (AND NOT WITHDRAW) ALL OF ITS SHARES PURSUANT
     TO THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE SHAREHOLDER'S AGREEMENT. THE OBLIGATIONS OF THE PURCHASER UNDER THE
      ACQUISITION  AGREEMENT   AND   THE  SHAREHOLDER'S   AGREEMENT   ARE
      GUARANTEED BY ABB  ASEA BROWN BOVERI LTD. SEE SECTION 11--"PURPOSE
       OF THE  OFFER; DELISTING  AND DEREGISTRATION  OF COMPANY  SHARES;
       PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".

  EACH OF THE SUPERVISORY BOARD AND  THE MANAGEMENT BOARD OF THE COMPANY HAS
     UNANIMOUSLY (I) DETERMINED  THAT THE  OFFER IS  FAIR TO,  AND IN THE
       BEST  INTERESTS OF,  THE HOLDERS  OF SHARES  AND OTHER  RELEVANT
          CONSTITUENCIES,  THE   COMPANY'S   SUBSIDIARIES   AND  THE
            ENTERPRISES   CARRIED  ON  BY  THE  COMPANY   AND  ITS
               SUBSIDIARIES,  (II)   APPROVED  THE  ACQUISITION
                 AGREEMENT AND  THE TRANSACTIONS CONTEMPLATED
                    THEREBY,  INCLUDING   THE  OFFER,  AND
                       (III)   RECOMMENDED   THAT    THE
                         HOLDERS  OF   SHARES  ACCEPT
                            THE  OFFER  AND  TENDER
                              THEIR   SHARES  TO
                              THE PURCHASER.

 THOSE HOLDERS OF SHARES WHO DO NOT TENDER THEIR SHARES PURSUANT TO THE OFFER
  ARE  NOT ENTITLED  TO  RECEIVE  CONSIDERATION FOR  THEIR  SHARES FROM  THE
   PURCHASER  AT ANY  TIME  SUBSEQUENT  TO THE  CONSUMMATION  OF THE  OFFER
    UNLESS THE PURCHASER OTHERWISE  AGREES TO ACQUIRE SUCH HOLDERS' SHARES
     IN  ACCORDANCE WITH APPLICABLE LAW. SEE SECTION 11--"PURPOSE  OF THE
       OFFER; DELISTING AND DEREGISTRATION OF COMPANY SHARES; PLANS  FOR
        THE COMPANY; CERTAIN AGREEMENTS".

                                   IMPORTANT

  Any Holder (as defined herein) desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing tendered Shares and all other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3--"Procedures for Tendering Shares" or (ii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Holders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Shares.

  Any holder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3-- "Procedures for Tendering Shares".

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                     The Dealer Manager for the Offer is:

                                CREDIT  FIRST
                                SUISSE  BOSTON
October 20, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE TENDER OFFER..........................................................   3
  1. Terms of the Offer...................................................   3
  2. Acceptance for Payment and Payment for Shares........................   4
  3. Procedures for Tendering Shares......................................   5
  4. Withdrawal Rights....................................................   7
  5. Certain Tax Consequences.............................................   8
  6. Price Range of Shares; Dividends.....................................  11
  7. Certain Information Concerning the Company and the Trust.............  12
  8. Certain Information Concerning the Purchaser and the Parent..........  15
  9. Source and Amount of Funds...........................................  19
 10. Background of the Offer; Contacts with the Company...................  19
 11. Purpose of the Offer; Delisting and Deregistration of Company Shares;
    Plans for
    the Company; Certain Agreements.......................................  20
 12. Dividends and Distributions..........................................  35
 13. Effect of the Offer on the Market for the Shares; Exchange Listing
    and Exchange Act Registration.........................................  35
 14. Conditions of the Offer..............................................  36
 15. Certain Legal Matters; Regulatory Approvals..........................  37
 16. Fees and Expenses....................................................  41
 17. Miscellaneous........................................................  42

                                      (i)

To the Holders of Common Shares of
 Elsag Bailey Process Automation N.V.
 and the Holders of 5 1/2% Convertible
 Trust Originated Preferred Securities
 of Elsag Bailey Financing Trust:

                                 INTRODUCTION

  ABB Transportation Participations B.V., a corporation organized under the laws of The Netherlands (the "Purchaser"), and a direct, wholly owned subsidiary of ABB Asea Brown Boveri Ltd., a corporation organized under the laws of Switzerland (the "Parent"), hereby offers to purchase all outstanding
(i) common shares, par value NLG1.00 per share (the "Company Shares"), of Elsag Bailey Process Automation N.V., a company organized under the laws of The Netherlands (the "Company"), at a price of $39.30 per Company Share, net to the seller in cash, without interest thereon (the "Share Offer Price") and
(ii) 5 1/2% Convertible Trust Originated Preferred Securities of Elsag Bailey Financing Trust (the "Trust") guaranteed by the Company and convertible into Company Shares (the "Preferred Securities" and, together with the Company Shares, the "Shares"), at a price of $61.21 per Preferred Security, net to the seller in cash, without interest thereon (the "Preferred Offer Price" and, together with the Share Offer Price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer"). See Section 11--"Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  Tendering Holders (as defined herein) whose shares are registered in their own name and who tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Tendering Holders who hold their Shares through a bank or broker should inquire of such institutions as to whether they charge any service fees. The Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager (the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

  EACH OF THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (COLLECTIVELY, THE "HOLDERS") AND OTHER RELEVANT CONSTITUENCIES, THE COMPANY'S SUBSIDIARIES AND THE ENTERPRISES CARRIED ON BY THE COMPANY AND ITS SUBSIDIARIES, (II) APPROVED THE ACQUISITION AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND (III) RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is made pursuant to an Acquisition Agreement, dated as of October 14, 1998 (the "Acquisition Agreement"), by and between the Purchaser and the Company. The Purchaser has also entered into a Shareholder's Agreement, dated as of October 14, 1998 (the "Shareholder's Agreement"), with Finmeccanica S.p.A. (the "Selling Shareholder") which, directly or indirectly through its subsidiaries, is the record and beneficial owner of, and has the sole right to vote and dispose of, 17,813,527 Company Shares and 1,600,000 Preferred Securities (representing, in the aggregate, approximately 53.2% of the share capital of the Company, calculated on a fully diluted basis, but assuming no exercise of outstanding options under the Company's stock option plans). The Selling Shareholder has agreed to irrevocably tender pursuant to the Offer (and not withdraw) all of its Shares pursuant to the terms and subject to the conditions set forth in the Shareholder's Agreement. The obligations of the Purchaser under the Acquisition Agreement and the Shareholder's Agreement are guaranteed by the Parent. The Acquisition Agreement and the Shareholder's Agreement are more fully described in Section 11--"Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  THE COMPANY HAS ADVISED THE PURCHASER AND THE PARENT THAT MERRILL LYNCH INTERNATIONAL ("MERRILL LYNCH"), AS FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO EACH OF THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD OF THE COMPANY ITS WRITTEN OPINION DATED OCTOBER 14, 1998 THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE SHARE OFFER PRICE TO BE RECEIVED BY THE HOLDERS OF COMPANY SHARES PURSUANT TO THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE OPINION OF MERRILL LYNCH, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS CONTAINED IN THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO HOLDERS CONCURRENTLY HEREWITH. HOLDERS OF COMPANY SHARES ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

  THE OFFER IS CONDITIONED ON (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO SHARES, IF ANY, PREVIOUSLY ACQUIRED BY THE PURCHASER CONSTITUTE AT LEAST SEVENTY-FIVE PERCENT OF THE FULLY DILUTED SHARE CAPITAL OF THE COMPANY (THE "MINIMUM CONDITION") AND (II) THE RECEIPT OF THE GOVERNMENTAL APPROVALS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14--"CONDITIONS OF THE OFFER".

  The Company has informed the Purchaser that, as of October 14, 1998, there were (i) 29,201,981 Company Shares and 5,740,000 Preferred Securities issued and outstanding, (ii) 993,400 Company Shares reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans and (iii) 8,940,624 Company Shares reserved for issuance upon conversion of the Preferred Securities at a rate of 1.5576 Company Shares for one Preferred Security. As a result, as of such date, and assuming that no stock options under the Company's stock option plans are exercised, the Minimum Condition would be satisfied if, in the aggregate, a combination of Company Shares and Preferred Securities would be tendered and not properly withdrawn prior to the expiration of the Offer which, assuming all such tendered Preferred Securities were converted, would result in 28,606,954 Company Shares being acquired by the Purchaser. The Shares that the Selling Shareholder has agreed to tender pursuant to the Offer and not withdraw total 20,305,687 Company Shares, assuming for this purpose that all Preferred Securities so tendered are converted into Company Shares.

  If the Purchaser does not acquire the entire equity interest in the Company upon consummation of the Offer, at such time as the Purchaser acquires at least 95% of the share capital of the Company, the Purchaser may pursue the Compulsory Acquisition (as defined herein) of any remaining minority Company Shares pursuant to Dutch Law. Additionally, whether or not the Purchaser acquires at least 95% of the share capital of the Company, the Purchaser may otherwise determine to purchase Shares following consummation of the Offer. There can be no assurance, however, that the Purchaser will pursue any such acquisitions following consummation of the Offer. See Section 11--"Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  "Governmental Approvals" means (i) the expiration or termination of any applicable waiting period under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (B) the Competition Act (Canada) and (C) the voluntary notification under Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio"), (ii) a decision of the Commission of the European Community that the purchase of the Shares contemplated by the Offer is compatible with the common market and (iii) any other material consents, approvals, authorizations, offers or permits required to be obtained by the Company, the Purchaser, or their respective subsidiaries in connection with the Offer or the Acquisition Agreement from governmental agencies and authorities. See Section 14--"Conditions of the Offer" for a complete description of the conditions to the Offer.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not properly withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on November 17, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Acquisition Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the receipt of the Governmental Approvals. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer" below. Subject to the applicable regulations of the U.S. Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Acquisition Agreement), at any time and from time to time, to delay acceptance for payment of, or, regardless of whether or not such Shares were previously accepted for payment, payment for any Shares if (i) any applicable waiting period under the HSR Act, Competition Act (Canada) or Exon-Florio has not expired or been terminated or (ii) a decision of the Commission of the European Community that the purchase of the Shares contemplated by the Offer is compatible with the common market has not been received. Additionally, subject to the applicable regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Acquisition Agreement), if any of the other conditions referred to in
Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the acceptance for payment of, or payment for, tendered Shares, subject to the limitations described below, to (i) delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending satisfaction of the other conditions referred to in Section 14--"Conditions of the Offer" and terminate or amend the Offer and, if terminated, return all such tendered Shares to the tendering Holders, (ii) waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Acquisition Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of Holders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

  The Purchaser expressly reserves the right, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14--"Conditions of the Offer"; provided, that the Offer may not be extended beyond any scheduled Expiration Date unless (i) any person has made an Acquisition Proposal (as defined herein) or (ii) any of the conditions specified in Section 14--"Conditions of the Offer" have not been satisfied or waived. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares. See Section 4--"Withdrawal Rights".

  The Purchaser has agreed, in the Acquisition Agreement, that if on the initial scheduled Expiration Date of the Offer there is a failure of the offer conditions relating to obtaining governmental approvals to be satisfied, it shall, unless the Acquisition Agreement is terminated in accordance with its terms, extend the Offer and set a subsequent scheduled Expiration Date, and shall continue to so extend the Offer and set subsequent scheduled Expiration Dates until the Acquisition Agreement is terminated. See Section 11--"Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  The Purchaser reserves the right to modify the terms of the Offer, except that, without the written consent of the Company, the Purchaser will not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer (other than by increasing it); (iii) decrease the number of Shares sought pursuant to the Offer; (iv) extend the Offer beyond any scheduled Expiration Date; or (v) amend the offer conditions referred to in
Section 14--"Conditions of the Offer" in a manner which is materially adverse to the holders of Company Shares or holders of Preferred Securities (including by adding additional conditions); provided, however, that if on the Expiration Date (as it may be extended) (x) all offer conditions referred to in Section 14--"Conditions of the Offer" shall not have been satisfied or waived or (y) any person has made an Acquisition Proposal, the Offer may be extended by the Purchaser from time to time. In addition, the Purchaser may, without the consent of the Company, increase the Offer Price and in connection therewith extend the Offer to the extent required by law.

  The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in the second paragraph of this Section 1), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

  The Company has provided the Purchaser with a list of the Holders with security position listings, for the purpose of disseminating the Offer to Holders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record Holders whose names appear on the list of the holders of Company Shares and holders of Preferred Securities and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") promptly upon the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer". Subject to applicable rules of the Commission and the terms of the Acquisition Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of certain Governmental Approvals or fulfillment of the Minimum Condition. See Section 14--"Conditions of the Offer".

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Purchaser reserves the right to assign to an affiliate of the Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering Holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Acquisition Agreement) or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Holder irrevocably appoints designees of the Purchaser as such Holder's proxies, each with full power of substitution, to the full extent of such Holder's rights with respect to the Shares tendered by such Holder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after October 20, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Holder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Holders, by written consent or otherwise.

  BACKUP WITHHOLDING TAX. TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENT TO CERTAIN HOLDERS FOR THEIR SHARES PURSUANT TO THE OFFER, EACH HOLDER SHOULD PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING TAX APPLIES WITH RESPECT TO A HOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH HOLDER. SEE SECTION 5--"CERTAIN TAX CONSEQUENCES" OF THIS OFFER TO PURCHASE AND INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 18, 1998, or at such later time as may apply if the Offer is extended.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3--"Procedures for Tendering Shares".

5. CERTAIN TAX CONSEQUENCES.

  a. United States Federal Income Tax Consequences.

  The following is a general summary of the principal U.S. federal income tax consequences of the receipt of cash in exchange for Company Shares or Preferred Securities, as the case may be, pursuant to the Offer by a U.S. Holder thereof. This summary does not discuss all aspects of U.S. federal income taxation which may be applicable to a particular U.S. Holder in light of its individual circumstances. This summary applies only to Company Shares or Preferred Securities held as capital assets and does not address aspects of U.S. federal income taxation that may be applicable to U.S. Holders that are subject to special tax rules, such as insurance companies, tax-exempt organizations, banks, dealers or traders in securities or currencies, U.S. Holders that hold Company Shares or Preferred Securities, as the case may be, as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes or U.S. Holders that have a "functional currency" other than the U.S. dollar.

  For purposes of this summary, a "U.S. Holder" is a beneficial owner of Company Shares or Preferred Securities, as the case may be, who, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof (including the District of Columbia),
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

  This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect as of the date hereof.

  Tender of Company Shares Pursuant to the Offer. The receipt of cash for Company Shares pursuant to the Offer by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Company Shares and such U.S. Holder's adjusted tax basis in such Company Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period for such Company Shares exceeds one year.

  Tender of Preferred Securities Pursuant to the Offer. In its Registration Statement filed on Form F-3 with the Commission on May 14, 1996, describing the Preferred Securities, the Company, based on advice received from legal counsel, stated that, although not free from doubt, the Preferred Securities will be classified for U.S. federal income tax purposes as indebtedness of the Company. The following discussion assumes that such classification is correct.

  The receipt of cash for Preferred Securities pursuant to the Offer by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss at the time the U.S. Holder's Preferred Securities are purchased by the Purchaser in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Preferred Securities tendered. A U.S. Holder's adjusted tax basis generally will equal the cost of such Preferred Securities increased by the amount of any original issue discount previously included in income with respect to such Preferred Securities and decreased by any payments previously made on such Preferred Securities. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period for such Preferred Securities exceeds one year. U.S. Holders should consult their own tax advisors as to the adjusted tax basis of their Preferred Securities.

  An exception to the capital gain treatment described above applies to a U.S. Holder who holds Preferred Securities with "market discount." Market discount is the amount, if any, by which the U.S. Holder's basis in the Preferred Securities immediately after its acquisition is less than the stated redemption price at maturity of the Preferred Securities. If, however, such difference is less than 1/4 of 1% of the stated redemption price at maturity of the Preferred Securities multiplied by the number of complete years from the U.S. Holder's acquisition date of the Preferred Securities to maturity, the Preferred Securities will be considered to have no market discount. The gain, if any, realized by the U.S. Holder of market discount Preferred Securities on the sale or exchange of such Preferred Securities will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) from the U.S. Holder's acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above. Generally, market discount obligations do not include any Preferred Securities acquired by the tendering U.S. Holder at their original issue. If a U.S. Holder had interest expense attributable to market discount Preferred Securities which interest expense was not allowed as a deduction under Section 1277(a) of the Code, such interest expense may be allowable in whole or in part upon such U.S. Holder's disposition of the Preferred Securities. U.S. Holders having market discount should consult their own tax advisors as to the effect to them of the market discount rules on the tender of Preferred Securities pursuant to the Offer.

  Backup Withholding Tax. As noted in Section 3--"Procedures for Tendering Shares," a Holder (other than an "exempt recipient," including a corporation and a non-U.S. Holder that provides appropriate certification) that receives cash in exchange for Shares may be subject to U.S. federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

  THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY RETROACTIVELY). U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

 b. Dutch Tax Consequences.

  The following general summary of material Dutch tax consequences does not address the treatment of a Holder who has a substantial interest or deemed substantial interest (as such terms are defined by statute) in the Company, or the Dutch tax consequences due to the application of a special regime, such as the tax-exempt status of qualifying pension funds. Furthermore, the summary does not address the Dutch tax consequences of holders of stock options of the Company, nor the Dutch tax consequences of post-closing dividends. The description is limited to the material tax implications of the sale pursuant to the Offer for the Holder who is not resident or is not deemed to be resident in The Netherlands for purposes of the relevant tax codes.

  The summary is based upon tax laws and published case law of The Netherlands as in effect on the date of this Offer, which are subject to change (possibly retroactively). This summary does not purport to be a complete analysis of all potential Dutch tax effects in relation to the Offer. Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them.

  Tender of Company Shares Pursuant to the Offer. A holder of Company Shares who is not resident or is not deemed to be resident in The Netherlands (a "Non-Dutch Shareholder") will not be subject to any Dutch taxes on income or capital gains arising on the disposal of the Company Shares pursuant to the Offer, provided that:

  (a) such Non-Dutch Shareholder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Company Shares are attributable or, in the event that the Company Shares are attributable to such enterprise, or such part of an enterprise, the Non-Dutch Shareholder is subject to Dutch corporate income tax and such income or capital gain is exempt under the so-called "participation exemption"; or

  (b) such Non-Dutch Shareholder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands other than by way of securities or through an employment contract, the Company Shares being attributable to such enterprise.

  The payment of cash consideration may be made free of any withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

  No Dutch registration tax, transfer tax, stamp duty or any similar documentary tax or duty will be payable in The Netherlands in respect of or in connection with the disposition of the Company Shares.

  Tender of Preferred Securities Pursuant to the Offer. In its Registration Statement on Form F-3 filed with the Commission on May 14, 1996, describing the Preferred Securities, the Company, based on advice received from legal counsel, stated that the Trust will constitute a transparent entity for relevant Dutch tax purposes. The following discussion assumes such characterization is correct.

  A holder of Preferred Securities who is not resident or is not deemed to be resident in The Netherlands (a "Non-Dutch Preferred Securities Holder") will not be subject to any Dutch taxes on income or capital gains arising on the disposal of the Preferred Securities pursuant to the Offer, provided that:

  (a) such Non-Dutch Preferred Securities Holder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Preferred Securities are attributable; or

  (b) such Non-Dutch Preferred Securities Holder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands other than by way of securities or through an employment contract, the Preferred Securities being attributable to such enterprise.

  The payment of cash consideration may be made free of any withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

  No Dutch registration tax, transfer tax, stamp duty or any similar documentary tax or duty will be payable in The Netherlands in respect of or in connection with the disposition of the Preferred Securities.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  Company Shares. The Company Shares are listed and traded on the NYSE under the symbol "EBY". The following table sets forth, for the periods indicated, the high and low closing sale prices per Company Share on the NYSE as reported by the Dow Jones News Service. The Company has not paid any cash dividends since January 1, 1996.

                                                                 MARKET PRICE
                                                               -----------------
                                                                 HIGH      LOW
                                                               --------- -------
1996 FISCAL YEAR:
  First Quarter............................................... $27 5/8   $20 1/4
  Second Quarter..............................................  30        21 1/2
  Third Quarter...............................................  26 7/8    20 1/2
  Fourth Quarter..............................................  22 3/4    14
1997 FISCAL YEAR:
  First Quarter...............................................  20 5/8    14 1/2
  Second Quarter..............................................  19 3/8    13 5/8
  Third Quarter...............................................  21 3/4    14 5/8
  Fourth Quarter..............................................  19 1/4    14 3/8
1998 FISCAL YEAR:
  First Quarter...............................................  19 15/16  14 7/8
  Second Quarter..............................................  26 11/16  17 1/2
  Third Quarter...............................................  27 7/16   19 3/4
  Fourth Quarter (through October 19, 1998)...................  36 3/4    19 1/4

  On October 13, 1998, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Company Shares on the NYSE was $19 1/4 per Company Share. On October 19, 1998, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Company Shares on the NYSE was $35 5/8 per Company Share. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMPANY SHARES.

  Preferred Securities. The Purchaser and the Parent have been advised that the Preferred Securities are traded on the over-the-counter market on a limited and sporadic basis. The following table sets forth, for the periods indicated, the high and low bid quotations per Preferred Security as reported by Fact Set. Such quotations represent inter-dealer quotations, without adjustment for retail markets, markdowns or commissions, and do not necessarily represent actual transactions.

                                                                 MARKET PRICE
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
1996 FISCAL YEAR:
  Fourth Quarter............................................... $43     $35 1/4
1997 FISCAL YEAR:
  First Quarter................................................  41 1/4  35 1/2
  Second Quarter...............................................  41 1/2  34 3/8
  Third Quarter................................................  45 1/2  38 7/8
  Fourth Quarter...............................................  45 5/8  37 3/4
1998 FISCAL YEAR:
  First Quarter................................................  42 1/4  37 1/4
  Second Quarter...............................................  43 1/8  37 5/8
  Third Quarter................................................  45 5/8  37 3/4
  Fourth Quarter (through October 19, 1998)....................  56 1/4  38 1/8

  On October 13, 1998, the last full trading day prior to the public announcement of the Offer, the reported closing bid quotation of the Preferred Securities on the over-the-counter market was $38 1/8 per Preferred Security. On October 19, 1998, the last full trading day prior to the date of this Offer to Purchase, the reported closing bid quotation of the Preferred Securities on the over-the-counter market was $56 1/4 per Preferred Security. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE PREFERRED SECURITIES.

  The following table sets forth, for the periods indicated, the amount of distributions paid on the Preferred Securities since January 1, 1996.

                                                                   DISTRIBUTIONS
                                                                   -------------
1996 FISCAL YEAR:
  First Quarter...................................................  $        0
  Second Quarter..................................................  $3,946,250
  Third Quarter...................................................  $3,946,250
  Fourth Quarter..................................................  $3,946,250
1997 FISCAL YEAR:
  First Quarter...................................................  $3,946,250
  Second Quarter..................................................  $3,946,250
  Third Quarter...................................................  $3,946,250
  Fourth Quarter..................................................  $3,946,250
1998 FISCAL YEAR:
  First Quarter...................................................  $3,946,250
  Second Quarter..................................................  $3,946,250
  Third Quarter...................................................  $3,946,250
  Fourth Quarter (through October 19, 1998).......................  $        0

7. CERTAIN INFORMATION CONCERNING THE COMPANY AND THE TRUST.

  The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company is a worldwide supplier of automation solutions and technologies serving the continuous process and semi-continuous (batch) manufacturing process industries. The Company's main lines of business are: (i) process automation systems, which include traditional distributed control systems integrating hardware and software products for the control and automation of process manufacturing facilities, as well as process automation systems integratable with enterprise management applications such as financial and resource planning, in each case including related professional services; (ii) instrumentation products which monitor, measure and control process variables such as flow, pressure, level and temperature; and (iii) analytical products, which measure the chemical and physical properties of liquids, gases and other process materials.

  The Company operates globally through more than 40 operating units in 25 countries and serves customers primarily in the electric power, chemical, pharmaceutical, petrochemical, oil and gas, metals and minerals, pulp and paper, water and wastewater, food and beverage and process industries. The Company is a supplier of process automation systems to the electric power industry in the United States, Canada, Japan and certain countries in Europe. The Company is a provider of analytical products, gas chromatographs, temperature measurement products and magnetic flow meters. The Company has developed a large worldwide installed base of process automation systems and products from which it has traditionally derived a significant portion of its revenue through the sale of additional products and systems, upgrades, enhancement, replacement parts and associated services.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 20-F for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 and the Reports on Form 6-K dated July 30, 1998, July 25, 1997, and July 30, 1996 for the six month periods ended June 25, 1998, June 25, 1997 and June 25, 1996. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "--Available Information".

                        ELSAG BAILEY PROCESS AUTOMATION
                     SELECTED CONSOLIDATED FINANCIAL DATA

                 (IN THOUSANDS, EXCEPT COMPANY SHARE AMOUNTS)

                                   FISCAL YEAR ENDED                      SIX MONTHS ENDED
                         ---------------------------------------- ---------------------------------
                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  JUNE 25,   JUNE 25,    JUNE 25,
                             1997          1996          1995        1998       1997        1996
                         ------------  ------------  ------------ ---------- ----------  ----------
STATEMENT OF OPERATIONS
 DATA:
Sales................... $ 1,513,237   $ 1,606,100    $  843,874  $  704,352 $  748,019  $  788,271
Cost of sales...........   1,008,386     1,148,840       557,646     469,942    493,092     617,792
Income (loss) before
 income taxes, minority
 interest and
 extraordinary items....     (56,861)     (197,032)       22,518      19,614     (2,557)   (186,479)
Net income (loss).......     (33,286)     (147,306)       30,593       5,592     (9,235)   (127,937)
Net (loss) income per
 Company
 Share--diluted.........       (1.14)        (5.28)         1.30        0.19      (0.32)      (4.59)
Weighted average number
 of Company Shares--di-
 luted..................  29,202,000    27,886,000    23,400,000  29,419,000 29,202,000  27,886,000
BALANCE SHEET DATA (AT
 PERIOD END):
Total current assets....     841,968       981,403       489,301     863,430    931,288   1,129,634
Property, plant and
 equipment, net.........     280,946       342,289       151,154     271,849    316,047     361,142
Total assets............   1,938,153     2,184,694     1,168,825   1,954,042  2,066,811   2,202,300
Total current
 liabilities............     618,107       740,199       307,116   1,121,975    689,850     674,527
Total long-term debt....     520,968       579,072       286,789      19,050    560,625     645,447
Total other liabilities
 (including minority
 interest)..............     592,093       606,687       297,919     602,836    581,221     596,642
Total stockholders'
 equity.................     206,985       258,736       277,001     210,181    235,115     285,684

  Certain Financial Projections. In connection with the negotiation and execution of the Acquisition Agreement, the Company made available to prospective purchasers, including the Purchaser and the Parent, certain non-public information concerning the Company, including certain projected financial information (the "Projections") for fiscal years ending December 31, 1998 through 2003. The Company has advised the Purchaser and the Parent that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, gross profit, operating and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of the Purchaser and the Company.

  THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC FORECASTS OR PROJECTIONS AS TO ITS FUTURE FINANCIAL PERFORMANCE. THE PROJECTIONS SET FORTH BELOW WERE PREPARED FOR INTERNAL PURPOSES AND NOT WITH A VIEW TO PUBLICATION OR DISSEMINATION TO THE PUBLIC. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE COMMISSION REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF THE COMPANY. SUCH PROJECTIONS NECESSARILY MAKE NUMEROUS ASSUMPTIONS WITH RESPECT TO THE COMPANY'S PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, EXCHANGE RATES, MARKET INTEREST RATES AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY'S ABILITY TO CONTROL AND ARE INHERENTLY UNCERTAIN. NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL PROVE, TO ANY EXTENT, TO BE ACCURATE, AND ACTUAL FUTURE PERFORMANCE MAY BE SIGNIFICANTLY MORE FAVORABLE OR LESS FAVORABLE THAN SUCH PROJECTIONS. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY, THE PURCHASER, THE PARENT OR ANY OTHER PERSON THAT THE PROJECTIONS WILL PROVE TO BE CORRECT. SUCH PROJECTIONS ARE INCLUDED HEREIN SOLELY BECAUSE THEY WERE MADE AVAILABLE TO THE PURCHASER AND THE PARENT.

                        ELSAG BAILEY PROCESS AUTOMATION
                        PROJECTED FINANCIAL PERFORMANCE
                               (US$ IN MILLIONS)

                                             FISCAL YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                           1998  1999  2000  2001  2002  2003
                                           ----- ----- ----- ----- ----- -----
Sales..................................... 1,490 1,575 1,660 1,770 1,880 2,000
Pre-tax income*...........................  57.2  73.0  93.0 121.0 151.0 183.0
Net income before Non-Recurring Costs and
 Preferred Securities*....................  43.0  53.0  62.0  78.0  97.0 117.0
Net income................................  16.7  37.0  46.0  62.0  81.0 101.0

--------
* The Purchaser has been advised by the Company that for 1998 amounts are before restructuring charges and related tax benefit, as reported in internal management accounting which is not in conformity with US GAAP.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") are publicly available through the Commission's home page on the Internet at http:/www.sec.gov.

  The Trust. The Purchaser has been informed that the Trust is a wholly owned finance subsidiary of the Company, the sole purpose which is and was the issuance of the Preferred Securities and the investment of the gross proceeds from such issuance in debentures of the Company convertible into Company Shares. The Company has fully and unconditionally guaranteed the obligations of the Trust to make distribution, redemption and liquidation payments to the holders of Preferred Securities. The guarantee obligations of the Company are senior to any rights of the holders of Company Shares with respect to payments on dividends and upon liquidation of the Company. The holders of Preferred Securities may, at their sole option, convert Preferred Securities into Company Shares at a conversion rate of 1.5576 Company Shares for each Preferred Security, subject to adjustment in certain circumstances.

 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

  The Purchaser. The Purchaser is a corporation organized under the laws of The Netherlands. The Purchaser is a wholly owned subsidiary of the Parent that holds stock, shares and other equity interests in other subsidiaries, partnerships and joint ventures of the Parent. The principal executive offices of the Purchaser are located at Burgemeester Haspelslaan 45, 5HG, NL-1181 NB Amstelveen, The Netherlands. The telephone number of the Purchaser at such offices is 31-20-543-4444.

  The Parent. The Parent is a Swiss corporation, formed on January 5, 1988. The address of the principal executive offices of the Parent is P.O. Box 8131, Affolternstrasse 44, CH-8050 Zurich, Switzerland. The telephone number of the Parent at such offices is 41-1-317-7111. All of the issued and outstanding shares of the Parent are held equally by ABB AB, a Swedish public company listed on each of the Stockholm Stock Exchange, the London Stock Exchange, the Copenhagen Stock Exchange and Nasdaq and ABB AG, a Swiss public company listed on each of the Swiss Stock Exchange, the Frankfurt Stock Exchange and the Vienna Stock Exchange (such public companies, collectively, the "Parent Shareholders"). The Parent has guaranteed the obligations of the Purchaser under the Acquisition Agreement and the Shareholder's Agreement.

  The Parent is an engineering company with global operations. The principal activities of the Parent and its affiliates are in the fields of electric power generation, transmission and distribution, process automation and control systems, oil, gas and petrochemicals, contracting and services. Through Adtranz, the Parent's 50-50 rail joint venture with Daimler-Benz AG, the Parent and its affiliates also serve customers in rail transportation.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members of the Board of Directors and the Group Executive Committee, in the case of the Parent, and each of the members of the Management Board and the Supervisory Board, in the case of the Purchaser, are set forth on Schedule I hereto.

  During the last five years, neither the Purchaser nor the Parent nor, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

  Except for the Acquisition Agreement, the Shareholder's Agreement, the Confidentiality Agreement and as otherwise described in this Offer to Purchase, none of the Parent, the Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of the Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any of the Shares. None of the Parent or the Purchaser nor, to the best of their knowledge, any executive officer, director or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days. See Sections 10--"Background of the Offer; Contacts with the Company" and 11-- "Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  Except as set forth in this Offer to Purchase, none of the Purchaser or the Parent nor, to the best of their knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions since December 31, 1995 between the Parent or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser or the Parent nor, to the best of their knowledge, any of the persons listed in
Schedule I hereto, has since December 31, 1995 had any business relationship or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer.

  Set forth below are certain selected consolidated financial data with respect to the Parent and its consolidated subsidiaries for the Parent's last two fiscal years (collectively, the "Parent Financial Statements"). The Parent Financial Statements have been extracted or derived from the audited consolidated financial statements contained in the Parent's annual report (the "Annual Report") for the fiscal year ended December 31, 1997. The financial statements contained in the Annual Report represent the published financial statements for the Parent. The Annual Report has been filed with the Commission as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") relating to this Offer, and the summary below is qualified by reference to such report, which may be inspected and obtained at the office of the Commission as set forth in Section 7--"Certain Information Concerning the Company and the Trust". All the financial information and related notes contained therein are incorporated herein by reference.

  The Parent Financial Statements are presented in U.S. Dollars. Currencies other than U.S. Dollars are translated at year-end rates of exchange with respect to the balance sheet, and average rates of exchange for the year with respect to the income statement. Translation adjustments are included in stockholders' equity and have no effect on net income. In high inflation countries, monetary balance sheet positions in local currency are stated at closing values prior to conversion at the year-end U.S. Dollars rate. Fixed assets are kept at historic U.S. Dollars values from acquisition dates. Revenues and expenses are generally converted at the exchange rates prevailing at the date incurred. All translation gains/losses from restatements of balance sheet positions are included in net income. Transactions in foreign currencies are converted at the rate of exchange prevailing at the transaction date. Foreign currency receivables and payables covered by forward contracts are stated at contracted forward rates. Other receivables and payables in foreign currencies are translated at year-end market rates. Resulting exchange differences are included in net income.

  The Parent Financial Statements are prepared in accordance with International Accounting Standards ("IAS"), which (as described below) differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). The Parent believes, however, that the differences are not material to a decision by a Holder whether or not to sell, tender or hold any Shares because any such differences would not affect the availability to the Parent of sufficient funds to pay for Shares to be acquired pursuant to the Offer.

                          ABB ASEA BROWN BOVERI LTD.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                               (US$ IN MILLIONS)

                                                             FISCAL YEAR ENDED
                                                               DECEMBER 31,
                                                            ----------------------
                                                              1997       1996
                                                            ----------------------
CONSOLIDATED INCOME STATEMENT DATA
REVENUES................................................... $  31,265  $  33,767*
Material expenses..........................................   (14,232)   (15,309)
Personnel expenses.........................................    (9,498)   (10,254)
Other expenses.............................................    (4,973)    (5,338)*
Changes in work in progress and finished goods.............       180        255
Depreciation of fixed assets...............................      (997)    (1,044)
Unusual items..............................................      (608)        36
                                                            ---------  ---------
OPERATING EARNINGS AFTER DEPRECIATION......................     1,137      2,113*
Earnings from equity accounted companies...................         2          6
Dividend income............................................        10         15
Interest income............................................       325        362
Interest expense...........................................      (616)      (618)
Exchange differences.......................................        (5)        23
                                                            ---------  ---------
INCOME BEFORE TAXES........................................       853      1,901*
Taxes......................................................      (258)      (659)*
                                                            ---------  ---------
NET INCOME BEFORE MINORITY INTERESTS.......................       595      1,242
Minority interests.........................................       (23)        (9)
                                                            ---------  ---------
NET INCOME.................................................       572      1,233
* Restated; refer to the pertinent explanations in the Consolidation Principles
  (section N) and Notes contained in the Annual Report, a copy of which has been filed as an exhibit to the Schedule 14D-1.

                          ABB ASEA BROWN BOVERI LTD.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                               (US$ IN MILLIONS)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
CONSOLIDATED BALANCE SHEET DATA
ASSETS
CURRENT ASSETS
Cash and marketable securities................................... $5,790 $5,553
Trade receivables................................................  5,656  6,152
Other current receivables........................................  4,283  4,143
Inventories......................................................  4,907  5,311
                                                                  ------ ------
TOTAL CURRENT ASSETS............................................. 20,636 21,159
FIXED ASSETS
Financing receivables............................................  1,815  1,776
Shares and participations........................................    385    441
Intangible assets................................................  1,981  1,953
Construction in progress.........................................    242    192
Machinery and equipment..........................................  2,479  2,746
Land and buildings...............................................  2,246  2,629
                                                                  ------ ------
TOTAL FIXED ASSETS...............................................  9,148  9,737
TOTAL ASSETS..................................................... 29,784 30,896
                                                                  ====== ======
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade payables...................................................  4,566  4,457
Provisions.......................................................  5,233  4,914
Other current liabilities........................................  5,006  5,250
Short-term loans.................................................  1,715  2,526
                                                                  ------ ------
TOTAL CURRENT LIABILITIES........................................ 16,520 17,147
Advances from customers..........................................  2,612  2,610
Medium- and long-term loans......................................  2,511  1,823
Pension liabilities..............................................  1,748  2,024
Deferred taxes...................................................    790  1,070
Minority interests...............................................    320    347
STOCKHOLDERS' EQUITY
Share capital....................................................  2,087  2,087
Restricted reserves..............................................    965    962
Other reserves and retained earnings.............................  1,659  1,593
Net income.......................................................    572  1,233
                                                                  ------ ------
TOTAL STOCKHOLDERS' EQUITY.......................................  5,283  5,875
TOTAL LIABILITIES AND EQUITY..................................... 29,784 30,896
                                                                  ====== ======
CONTINGENT LIABILITIES...........................................    195    246

  Summary of Significant Differences Between IAS and US GAAP. The following is a summary of certain significant differences between IAS and US GAAP. The summary is not to be regarded as a complete list of all of the differences between IAS and US GAAP and does not include disclosure differences between IAS and US GAAP:

    (i) The Parent follows IAS on treatment of sale leasebacks. In US GAAP, additional recognition criteria apply in certain of those cases;

    (ii) Certain impairments of long-lived assets following FAS 121 calculations are not recognized in the accounts of the Parent;

    (iii) The Parent essentially follows the pertinent U.S. standards on pension and other employee benefit obligations. Certain differences arise from an earlier one-time transition adjustment which according to IAS was taken to equity and in US GAAP would lead to an additional amortization expense;

    (iv) Certain post employment benefits to be recognized under US GAAP (FAS
  12) are not considered in the accounts of the Parent;

    (v) The Parent provides for all restructuring expenses firmly planned. US GAAP permits recording of restructuring provisions only if decisions are formalized and have been officially announced;

    (vi) The Parent undertakes a more comprehensive assessment of provisions on certain loss contracts than would normally be the case under US GAAP; and

    (vii) Certain development expenses in connection with orders expected in the near term for designated advanced technology products are recognized as assets of the Parent.

9. SOURCE AND AMOUNT OF FUNDS.

  The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $1.5 billion. The Purchaser will obtain all of such funds from the Parent and/or its affiliates. The Parent has guaranteed the obligations of the Purchaser under the Acquisition Agreement with respect to the Offer. The Parent and/or its affiliates will obtain the necessary funds from available cash and, if necessary, from the proceeds of the sale of commercial paper and medium term notes. Maturities under both programs may vary and interest rates are established at the time of issuance of instruments under a program.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  On May 28, 1998 the Company announced that the Selling Shareholder had determined to dispose of its interests in the Company in a transaction that could include the public shareholders of the Company. The Company further announced that it would evaluate all strategic options aimed at maximizing value for all shareholders. Subsequently, on June 4, 1998 the Company announced that it had begun a process to seek offers for the purchase of the entire Company.

  On June 12, 1998 the Parent received a letter from Merrill Lynch outlining the auction process and requesting an indication of interest in acquiring the Company from the Parent. On June 25, 1998 the Parent delivered a letter to Merrill Lynch indicating its interest in acquiring the Company subject, among other things, to approval of the Board of Directors of the Parent.

  On July 2, 1998, the Parent entered into a confidentiality agreement with the Company. On July 17, 1998, Merrill Lynch delivered a copy of a Confidential Offering Memorandum dated July 1998 regarding the Company for the Parent's review together with a letter inviting the Parent to provide a preliminary indication of the Parent's interest in pursuing an acquisition of the Company.

  On August 7, 1998 the Parent delivered to Merrill Lynch a preliminary, non-binding indication of interest in acquiring all of the Company Shares subject to, among other things, a detailed due diligence review of the Company. Thereafter, Merrill Lynch contacted the Parent and invited the Parent to participate in a more detailed due diligence review of the Company.

  On September 1, 1998 representatives of the Parent attended presentations held in London by the Company's senior management, during which the Parent's representatives engaged in discussions with the Company's representatives concerning the Company and its activities. Additionally, from September 14, 1998 to September 18, 1998 representatives of the Parent reviewed certain materials regarding the Company and its business contained in a data room in Frankfurt and thereafter were given an opportunity to visit certain facilities of the Company. The Parent was also given an opportunity to participate in "break out" sessions with management personnel of the Company on specific due diligence issues. Some of these sessions were held in meetings and others were conducted by conference telephone call. In the course of this due diligence process, drafts of the Acquisition Agreement and the Shareholder's Agreement were also provided by the Company and the Selling Shareholder to the Parent.

  On September 28, 1998 the Board of Directors of Parent met and, after a presentation by certain management personnel of the Parent, approved the making of an offer to acquire all of the Shares.

  On September 29, 1998 the Parent received a letter from Merrill Lynch inviting the Parent to submit a firm offer for the acquisition of all Shares no later than 5:00 p.m., London time, on Friday, October 9, 1998. During the week of October 5, 1998, representatives of the Parent's legal advisors had two telephone calls with representatives of the Company's legal advisors regarding certain regulatory approvals that might be involved in any acquisition of the Company.

  On October 9, 1998, the Purchaser delivered a letter (the "Offer Letter") to the Company, care of Merrill Lynch, by which the Purchaser submitted a firm offer to acquire all of the Shares. The Purchaser also submitted forms of the Acquisition Agreement and Shareholder's Agreement, including required changes to the drafts of the Acquisition Agreement and Shareholder's Agreement prepared by the Company and the Selling Shareholder, respectively.

  On October 10, 1998, representatives of the Company's financial advisor informed the Purchaser that the Purchaser was invited to London to begin negotiations regarding the final terms of the Acquisition Agreement and Shareholder's Agreement and was further informed that the Company and the Selling Shareholder would negotiate exclusively with the Purchaser to attempt to reach agreement on the terms of an Offer.

  Beginning on the evening of October 11, 1998 and over the course of the next several days, representatives of the Company and the Selling Shareholder and their legal and financial advisors met with representatives of the Purchaser and its legal and financial advisors to negotiate the final terms of the Acquisition Agreement, the Shareholder's Agreement and the final terms of the Offer. The parties concluded these negotiations early in the morning on October 14, 1998. The Purchaser subsequently delivered to the Company an amended final bid letter on October 14, 1998, referencing the Acquisition Agreement and the Shareholder's Agreement in their final agreed form.

  The Purchaser has been informed that the Company's Management Board and Supervisory Board and the Selling Shareholder's Board of Directors met independently during the afternoon of October 14, 1998 and unanimously approved the Offer and the Acquisition Agreement and, in the case of the Selling Shareholder's Board of Directors, the Shareholder's Agreement. Each of the Acquisition Agreement and the Shareholder's Agreement was executed and delivered by the parties thereto promptly thereafter.

  11. PURPOSE OF THE OFFER; DELISTING AND DEREGISTRATION OF COMPANY SHARES; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

  Purpose of the Offer. The purpose of the Offer, the Acquisition Agreement and the Shareholder's Agreement is to enable the Purchaser to acquire control of the Company's Supervisory Board and Management Board and the entire equity interest in the Company.

  Delisting and Deregistration of Company Shares. Following the consummation of the Offer, the Purchaser may seek to cause the delisting of the Company Shares from the NYSE and the deregistration of the Company Shares and the Preferred Securities under the Exchange Act. See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration".

  Plans for the Company. The Purchaser will continue to evaluate the business and operations of the Company during the pendency and after the consummation of the Offer. As a result of such continuing evaluation, the Purchaser may take further actions as it deems appropriate under the circumstances then existing. Such actions could include, among other things, changes in the Company's corporate structure, capitalization or dividend policy and other actions which the Purchaser deems necessary to integrate the Company's business and operations into the Purchaser (including changes in management and the Supervisory Board).

  If the Purchaser does not acquire the entire equity interest in the Company upon consummation of the Offer, at such time as the Purchaser acquires at least 95% of the share capital of the Company, the Purchaser may pursue a Compulsory Acquisition of any remaining minority Company Shares pursuant to Dutch Law, as described below.

  In addition to a Compulsory Acquisition, the Purchaser may, concurrently with or as soon as possible after the consummation of the Offer, pursue further integration transactions of the Company into the Parent's corporate structure which may include, without limitation, (i) the sale and transfer by the Company or any of its subsidiaries of all or part of the assets of the Company or any of its subsidiaries to the Purchaser or any affiliates of the Purchaser and (ii) the consummation by the Company and one or more Dutch subsidiaries of the Purchaser of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code (the "DCC").

  In furtherance of the Purchaser's possible desire to pursue a Compulsory Acquisition or any of the other corporate reorganizations described herein, each of the Purchaser and the Company have agreed in the Acquisition Agreement to take actions, subject to certain exceptions, effective no earlier than the consummation of the Offer, that are reasonably necessary or desirable to accomplish the Compulsory Acquisition or such other corporate reorganizations.

  Following the consummation of the Offer, the Purchaser may from time to time purchase Shares, subject to Dutch Law and other applicable law, in regular stock exchange trading at market prices then prevailing. Such prices may be higher or lower than the Offer Price.

  There can be no assurance, however, that the Purchaser will undertake any of the actions described above or that Holders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from the Purchaser at any subsequent time.

  Section 2:92a of the DCC contains a procedure for the compulsory acquisition of shares owned by minority shareholders of a "naamloze vennootschap" or "N.V.", a limited liability company such as the Company. As soon as the Purchaser and its affiliates, other than the Company, hold for their own account at least 95% of the issued share capital of the Company, the Purchaser and such affiliates may institute proceedings against the other shareholders (the "minority shareholders") of the Company, in accordance with Section 2:92a of the DCC, in order to force those minority shareholders to transfer their Company Shares to the Purchaser (a "Compulsory Acquisition"). The Compulsory Acquisition may be initiated at any time upon fulfillment of the 95% ownership condition. The proceedings are instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The proceedings are held before the Enterprise Division of the Court of Appeals in Amsterdam, The Netherlands (the "Enterprise Division"). The Enterprise Division may render the following judgments:

    (i) deny the claim for compulsory acquisition in relation to all minority shareholders if it is established that (a) one or more minority shareholders will incur considerable financial loss by the forced transfer of their Company Shares that would not be compensated by the fixed price for their Company Shares, (b) one or more minority shareholders holds one or more shares in which, according to the Company's articles of association (the "Company Articles"), a special control right regarding the Company is vested, or (c) the plaintiffs have waived their rights to institute these proceedings vis-a-vis one or more of the minority shareholders; or

    (ii) if the claim is not denied, (a) appoint one or three auditors to advise the Enterprise Division as to the price to be paid for the minority shareholders' Company Shares after which the Enterprise Division will fix such price or (b) fix the price to be paid for the Company Shares of the minority shareholders if the Enterprise Division does not deem it necessary to appoint auditors (for instance, if the plaintiffs have already provided the Enterprise Division with sufficient evidence that the price offered is reasonable); or

    (iii) if the claim is not denied, award the claim for compulsory acquisition by way of an order to the minority shareholders to transfer their shares, as well as an order to the plaintiffs to pay the minority shareholders the price fixed (with interest) against transfer of their unencumbered shares.

  If the Enterprise Division fixes the price to be paid for the Company Shares of the minority shareholders, such price shall be increased by the statutory interest rate applicable in The Netherlands (at present 6% per annum) for the period from a date determined by the Enterprise Division to the date of payment of the price. However, any dividends or other distributions made by the Company to its shareholders during that period will be deemed to be partial payments towards the price fixed.

  The minority shareholders will only be required to transfer their Company Shares, against payment of the price set by the Enterprise Division, once a final, nonappealable judgment described in clause (iii) above has been obtained. The plaintiffs will notify the minority shareholders of the date and place of payment for the Company Shares and the price to be paid for the Company Shares by notification sent directly to the minority shareholders whose addresses are known and by means of an advertisement in a national daily newspaper in The Netherlands. The plaintiffs may also pay the price for the minority shareholders' Company Shares, inclusive of interest accrued thereon, in escrow to the State of The Netherlands. By this payment, the plaintiffs become the holders of the Company Shares by operation of law subject to the same notice obligations. Any encumbrance on any Company Shares for which payment in escrow has been made will be released from such Company Shares and will transfer to the funds paid for such shares. At such time, the minority shareholders would cease to have any rights in their Company Shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor upon proper transfer of their Company Shares.

  BECAUSE THE COMPULSORY ACQUISITION WOULD REQUIRE A COURT PROCEEDING AND POSSIBLE EXPERT VALUATION, RECEIPT OF FUNDS COULD BE SUBSTANTIALLY DELAYED, AND THE PRICE PAID IN A COMPULSORY ACQUISITION COULD BE MORE OR LESS THAN THE OFFER PRICE.

  Priority Shares. The Selling Shareholder is party to an Option Agreement (the "Option Agreement") with the Company which grants to the Selling Shareholder an option (the "Option") to purchase 1,000 Priority Shares, par value NLG 1.00 each (the "Priority Shares") of the Company, constituting all the authorized Priority Shares, for an aggregate price of NLG 1,000. The Option is exercisable at any time after the first to occur of either of the following: (i) when a tender or exchange offer for at least 20% of the outstanding Company Shares is first published, sent or given to the Company's shareholders and (ii) when any person, alone or together with its affiliates and associates, becomes the beneficial owner of at least 20% of the outstanding Company Shares. The meeting of holders of the Priority Shares, if any such shares are issued, will be able to exercise a substantial measure of control over the Company. The most far reaching rights of control granted by the Company Articles to the meeting of the holders of Priority Shares are the rights to submit to the meeting of Holders of Company Shares (after having consulted with the Supervisory Board), lists of two or more nominees for each position on the Management Board and the Supervisory Board of the Company. Such nominations shall be binding to the extent that it creates the obligation to appoint Management Board and Supervisory Board members only from the lists of nominees so submitted by the holders of Priority Shares, except if a majority of at least two thirds of the Holders of Company Shares representing more than one half of the issued share capital resolve to set aside the binding nature of the nominations. Other rights of control of the holders of Priority Shares include the right to approve or otherwise influence certain proposals, including for instance the ability to influence the size of the majority needed to approve certain resolutions of the meeting of Holders of Company Shares, to issue new shares, to exclude rights of first refusal of Holders of Company Shares upon issuance of new shares, to suspend or dismiss Management Board members, to dismiss Supervisory Board members, to amend the Company Articles or to allow the Company to engage in a legal merger.

  The Selling Shareholder agreed in the Shareholder's Agreement to not, until termination of the Acquisition Agreement by the Purchaser in accordance with its terms, exercise or Transfer (as defined herein) the Option unless requested in writing by the Purchaser and then in accordance with the terms of the Option Agreement. The Selling Shareholder has also, subject to the required consent of the Company, agreed to assign the Option Agreement to the Purchaser with effect from the date the Offer is consummated. The Company has consented to such assignment in the Acquisition Agreement, as required by the terms of the Option Agreement. Upon consummation of the Offer, therefore, the Purchaser will be entitled to exercise the Option as set forth above.

  Except as otherwise discussed in this Offer to Purchase, neither the Parent nor the Purchaser have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or in any other material changes to the Company's capitalization, dividend policy, corporate structure or business.

  ACQUISITION AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACQUISITION AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE ACQUISITION AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY AND THE TRUST".

  The Offer. The Acquisition Agreement provides that, subject to the occurrence of any of the events set forth in Annex A to the Acquisition Agreement (the "Offer Conditions"), as promptly as practicable following the execution of the Acquisition Agreement the Purchaser shall make a public announcement pursuant to Rule 14d-2(b) under the Exchange Act, and promptly thereafter, but in no event later than the fifth business day following such announcement, the Purchaser shall commence the Offer. The obligation of the Purchaser to accept for payment Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Tendered Shares") is subject only to the satisfaction or waiver by the Purchaser of the Offer Conditions. Subject to the provisions of the Acquisition Agreement, the Purchaser will keep the Offer open until at least midnight, New York City time, on the date 20 days from the date of its commencement. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") containing the Offer Conditions. Without the written consent of the Company, the Purchaser shall not (i) decrease the Preferred Securities Price or the Share Offer Price (the "Offer Consideration"); (ii) change the form of Offer Consideration (other than by increasing it); (iii) decrease the number of Shares sought pursuant to the Offer; (iv) extend the Offer beyond any scheduled expiration date; or (v) amend the Offer Conditions in a manner which is materially adverse to the Holders (including imposing any additional conditions); provided, however, that if on the scheduled expiration date of the Offer (as it may be extended)
(x) all Offer Conditions shall not have been satisfied or waived or (y) any Person has made an Acquisition Proposal (as defined under "--No Solicitation" below), the Offer may be extended by the Purchaser from time to time. The Purchaser agrees that, if on the initial scheduled date on which the Offer expires (the "Termination Date") there is a failure of the Offer Conditions set forth in clause (i) or (ii) of the first sentence of the Offer Conditions or paragraph (f) of the second sentence thereof to be satisfied, it shall, unless the Acquisition Agreement is terminated pursuant to provisions set forth under "--Termination of the Acquisition Agreement" below, extend the Offer and set a subsequent scheduled Termination Date, and shall continue to so extend the Offer and set subsequent scheduled Termination Dates until April 15, 1999 or, if the only Offer Conditions remaining to be fulfilled are those set forth in clause (i) or (ii) of the first sentence of the Offer Conditions, May 31, 1999. In addition, the Purchaser may, without the consent of the Company, increase the Offer Consideration and in connection therewith extend the Offer to the extent required by law. Upon the terms of the Acquisition Agreement, and subject to the Offer Conditions, the Offer will commit the Purchaser to acquire (i) each Company Share validly tendered and not withdrawn for the Share Offer Price and (ii) each of the Preferred Securities validly tendered for the Preferred Securities Offer Price.

  Recommendation. In the Acquisition Agreement, the Company consents to the Offer and represents that each of its Management Board and its Supervisory Board, in each case in accordance with the Company Articles and applicable law, has (i) determined that the Offer, upon the terms and subject to the conditions set forth in the Acquisition Agreement, is fair to, and in the best interests of, the Holders and other relevant constituencies, its subsidiaries, and the enterprises carried on by the Company and its subsidiaries, (ii) approved the Acquisition Agreement and transactions contemplated by the Acquisition Agreement, including the Offer, and (iii) resolved to recommend that the shareholders of the Company and the holders of the Preferred Securities accept the Offer and tender their Company Shares and Preferred Securities thereunder to the Purchaser. Merrill Lynch has delivered to the Management Board and the Supervisory Board of the Company its opinion that the Share Offer Price to be received by the holders of Company Shares pursuant to the Offer is fair to such holders from a financial point of view.

  Termination of the Acquisition Agreement. The Acquisition Agreement may be terminated and the Offer may be abandoned at any time prior to the date on which the Purchaser shall acquire the Tendered Shares (the "Closing Date"),
(a) by mutual consent of the Purchaser and the Company; or (b) by action of either the Supervisory Board or Management Board of the Purchaser or the Supervisory Board and Management Board of the Company if (i) the Closing Date shall not have occurred on or before April 15, 1999 or, if the only conditions remaining to be satisfied as of such date shall be a condition set forth in either clause (i) or clause (ii) of the second sentence of the Offer Conditions, May 31, 1999; provided that the right to terminate the Acquisition Agreement under this clause shall not be available to (A) the Purchaser, if
(1) the failure of the Purchaser to perform its obligations under the Acquisition Agreement or (2) the failure of the representations and warranties contained in Article III of the Acquisition Agreement to be true and correct has to any material extent been the cause of, or resulted in, the failure of the consummation of the Offer and acquisition of all Tendered Shares (the "Closing") to occur on or before such date or (B) the Company, if (1) the failure of the Company to perform its obligations under the Acquisition Agreement or (2) the failure of the representations and warranties contained in Article II of the Acquisition Agreement to be true and correct has to any material extent been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) a Governmental Entity (A) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with the "--Further Actions" section below) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Acquisition Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (B) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all commercially reasonable efforts to obtain, in accordance with the "--Further Actions" section below), which is necessary to fulfill the Offer Conditions and such denial of a request to issue such order, decree or ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate the Acquisition Agreement under this clause shall not be available to any party whose failure to comply with the "--Further Actions" section below has to any material extent been the cause of such action or inaction; or (c) by action of the Supervisory Board of the Company on five days' prior written notice to the Purchaser if the Supervisory Board of the Company, without violation of the obligations as described below under "--No Solicitation," withdraws its approval or recommendation of the Offer or the Acquisition Agreement and the Company pays to the Purchaser all expenses and other amounts as provided below in "--Effect of Termination"; or
(d) by action of the Supervisory Board or Management Board of Purchaser, if the Supervisory Board or Management Board of the Company shall have determined that an Acquisition Proposal is a Superior Proposal (as defined under "--No Solicitation" below) or shall not have issued, or shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the Acquisition Agreement or shall have recommended an alternative transaction proposal to the shareholders of the Company, or shall have adopted any resolution to effect any of the foregoing; or any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Shares or Preferred Securities or an Acquisition Proposal; or
(e) by the Purchaser, if the Offer is terminated (or expires in accordance with its terms) without the Purchaser having purchased any Shares thereunder due to an occurrence which would result in a failure to satisfy any of the Offer Conditions, unless any such failure shall have been caused by or resulted from a failure of the Purchaser to perform in any material respect any covenant or agreement contained in the Acquisition Agreement or the failure of any representations or warranties contained in Article III of the Acquisition Agreement to be true and correct in any material respect; or (f) by the Purchaser, if any of the representations and warranties of the Company contained in Article II of the Acquisition Agreement is or becomes untrue or incorrect or the Company breaches any of its obligations under the Acquisition Agreement which (A) in either case would give rise to the failure of a condition set forth in clause (c) of the Offer Conditions to be met and (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice to the Company of such untruth, incorrectness or, as the case may be, breach and (ii) two business days prior to the date on which the Offer expires; or (g) by the Purchaser, if (i) any of the representations and warranties of the Selling Shareholder contained in the Shareholder's Agreement that are qualified by reference to any effect that, individually or in the aggregate, is materially adverse to the condition, business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than any effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of the Acquisition Agreement and the transactions contemplated thereby and compliance with the covenants set forth in the Acquisition Agreement and (iii) changes or developments in the industrial process control industry generally or its markets and (iv) subject to Section 4.5 of the Acquisition Agreement, any actions required under the Acquisition Agreement to obtain any approval or authorization under any Antitrust Law (as defined under "--Further Actions" below) or from the Australian Foreign Investment Review Board for the Consummation of the Offer (a "Company Material Adverse Effect") is or becomes untrue or incorrect or any such representation and warranty that is not so qualified is or becomes untrue or incorrect in any respect that would be reasonably likely to have a Company Material Adverse Effect or to prevent the Selling Shareholder from consummating the transactions contemplated by the Shareholder's Agreement, or (ii) the Selling Shareholder breaches any of its obligations under the Shareholder's Agreement; or (h) by the Company, if the Offer has been terminated by the Purchaser and if (i) any of the representations and warranties of the Purchaser contained in Article III of the Acquisition Agreement or in the Shareholder's Agreement is or becomes, and at the time of termination remains, untrue or incorrect in any material respect or (ii) the Purchaser shall have breached or failed to comply in any material respect with any of its obligations under the Acquisition Agreement or in the Shareholder's Agreement which breach shall not have been cured within 15 days following notice from the Company to the Purchaser of such breach and the Company's intent to terminate pursuant to this provision.

  Interim Operations. The Acquisition Agreement provides that from the date of the Acquisition Agreement until the Closing Date, except as set forth in
Section 4.1 of the Company Disclosure Schedule to the Acquisition Agreement or as expressly contemplated by any other provision of the Acquisition Agreement, unless the Purchaser has consented thereto, the Company shall, and shall cause each of its subsidiaries to, (a) conduct its business and operations only in the ordinary course of business consistent with past practices; (b) use reasonable efforts to preserve intact the business organizations, rights, licenses, permits and franchises of the Company and its subsidiaries, maintain their existing relationships with customers, suppliers and other natural persons, corporations, limited liability companies, partnerships, associations, trusts, unincorporated organizations, unions or other employee groups, governmental entities, or other entities or groups (as such latter term is defined in the Exchange Act) (each, a "Person") having business dealings with them and keep available the services of its officers and employees; (c) use reasonable efforts to keep in full force and effect adequate insurance coverages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted;
(d) not amend or modify its articles of association, certificate of incorporation, by-laws or comparable governing documents; (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber (to or with any party other than the Company and any of its wholly owned subsidiaries) any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest of the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Company Shares (i) upon exercise of outstanding Stock Options (as such term is defined below under "--Stock Options") granted to directors, officers, employees and consultants of the Company in accordance with the Option Plans (as such term is defined below under "--Stock Options") as currently in effect or (ii) pursuant to conversion of the Preferred Securities); (f) not, except for conversion of the Preferred Securities in accordance with their terms, (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) in the case of the Company or any subsidiary of the Company that is not wholly owned by the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any capital stock or
(iii) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries (other than to fulfill its obligations under the Option Plans as currently in effect); (g) except as otherwise provided in the Acquisition Agreement, not amend or otherwise modify the terms of any Stock Options or any Option Plan the effect of which would be to make such terms more favorable to the holders thereof or Persons eligible for participation therein; or reserve any additional Company Shares for issuance under any such Plan; (h) except as required by law or existing written agreements, enter into, adopt or materially amend any incentive, compensation, option or severance plan or arrangement (including, without limitation, any employee benefit plan, agreement or program, or management employment agreement (including any employee benefit plan within the meaning of Section 33 of the Employee Retirement Income Security Act of 1974, as amended) (each, a "Benefit Plan")) for the benefit or welfare of any current or former director, officer or employee of the Company or any of its subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increase the compensation or benefits of any persons or pay any benefit not required by any existing plan or arrangement; (i) not acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) from any Person, corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of another Person other than the purchase of assets in the ordinary course of business consistent with past practice or in an aggregate amount of less than $5,000,000; (j) not, except as an intercompany transaction between the Company and any of its wholly owned subsidiaries, incur, assume, prepay or become liable for or guarantee any long term, or material short term, indebtedness (including draw-downs on letters or lines of credit, other than letters of credit in support of ordinary course transactions with trade creditors), refinance any such indebtedness or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (i) advances, loans or other financial indebtedness; including refinancing of its existing lines of credit, in an aggregate amount (together with all other such financial indebtedness of the Company and its subsidiaries outstanding) of net financial indebtedness at any time outstanding not exceeding a specified amount; provided, however that any refinancing permitted above shall be (A) on commercially reasonable terms and (B) prepayable without penalty on no more than 90 days advance written notice and (ii) obtaining, extending or renewing existing guarantees, bonds and letters of credit issued by financial institutions in the ordinary course of business in an aggregate amount (together with all other such items outstanding) at any time outstanding not exceeding 1.25 times the aggregate of such guarantees, bonds and letters of credit outstanding as of June 25, 1998, which amount the Company represents to be $426.2 million; (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any properties or assets of the Company or any of its subsidiaries, except as intercompany transactions between the Company and any of its wholly-owned subsidiaries or in transactions with any other Person in the ordinary course of business, consistent with past practice and in an aggregate amount of less than $5,000,000; (l) not authorize or make any capital expenditures, other than capital expenditures (i) authorized or incurred in the ordinary course of business consistent with past practice during the period up to and including December 31, 1998 not exceeding, in the aggregate for the Company and all of its subsidiaries, a specified amount and
(ii) if the Closing Date has not occurred prior to January 1, 1999, authorized or incurred in the ordinary course of business consistent with past practice during any subsequent fiscal quarter of the Company, in each case not exceeding, in the aggregate for the Company and all of its subsidiaries, a specified amount; (m) not make any material change in any of its accounting or financial reporting methods, principles or practices, except as may be required by GAAP; (n) except in the ordinary course of business consistent with past practices, not amend, modify or terminate any material contract or waive, release or assign any material rights or claims thereunder or authorize, execute or deliver any material agreement, arrangement or understanding; (o) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (p) not take any action that would, or would be reasonably likely to, result in any of the Offer Conditions not being satisfied or the satisfaction of any of the Offer Conditions being delayed beyond the Expiration Date; and (q) not make any loans, advances or capital contributions to any Person other than as required by existing agreements or in the ordinary course of business consistent with past practice; (r) not agree or commit in writing or otherwise to do or, in the case of clauses (a) through (c), to do anything inconsistent with, any of the foregoing. For purposes of this section, the term "wholly owned subsidiary" shall be deemed to include any subsidiary of which the Company or any such subsidiary owns at least 99% of the outstanding capital stock or other equity interests.

  No Solicitation. Prior to the Closing Date, the Company agrees that neither it nor any of its subsidiaries shall, nor shall the Company nor any of its subsidiaries authorize or permit any of their respective officers, directors, managing directors, employees or agents, including any investment bankers, financial advisers, attorneys, accountants, consultants or other advisors, agent, representatives or experts (collectively, "Representatives") or affiliates to, directly or indirectly, (a) solicit, initiate, encourage, or take any other action to facilitate, any inquiry or the making of any proposal or offer (i) with respect to or that could reasonably be expected to result in any acquisition or sale of all or any significant portion of the assets of, or any equity interest in (whether newly issued equity interests or outstanding equity interests), the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company's subsidiaries (each such proposal or offer, an "Acquisition Proposal") or (ii) which could reasonably be expected to impede, frustrate, prevent, delay or nullify any of the transactions contemplated by the Acquisition Agreement or to materially diminish the benefits to the Purchaser of the transactions contemplated by the Acquisition Agreement, (b) take any action to enter into an agreement for the sale or other disposition by the Company or any of its subsidiaries of any significant portion of the assets of or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or
(c) enter into or participate in any discussions or negotiations regarding any of the foregoing, or in the furtherance of any inquiries regarding any of the foregoing, or furnish to any other Person (other than the Purchaser and its Representatives) any information with respect to its business, properties or assets or any of the foregoing; provided that the foregoing clauses (a), (b) and (c) shall not prohibit the Company's Supervisory Board or Management Board from (i) furnishing information concerning the Company and its business, properties or assets to a third party who has made a bona fide written transaction proposal to acquire all of the outstanding Company Shares and Preferred Securities or all of the assets of the Company and its subsidiaries, which is not subject to any material contingencies relating to financing (it being acknowledged that a highly confident letter or commitment letter shall not be deemed to have resolved any such material contingency), in response to a request for such information, pursuant to a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (as defined herein), so long as neither such request for information nor such transaction proposal was solicited, initiated, encouraged or facilitated in violation of clause (a) above, (ii) engaging in discussions or negotiations with such a third party who has made such a transaction proposal or (iii) following receipt of such a transaction proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or disclosing to its shareholders information required by Schedule 14D-9; provided further, that any such action referred to in the foregoing clauses
(i), (ii) and (iii) may be taken by the Company only if its Management Board or Supervisory Board, as applicable, shall have concluded in good faith and on the basis of advice (x) from the Company's financial advisors, that such transaction proposal involves consideration to the holders of Company Shares and Preferred Securities that is superior to the Offer Consideration and is otherwise superior to the Offer ("Superior Proposal"), and (y) from independent outside counsel that failure to take such action would constitute a breach of the fiduciary duties of such Boards under Dutch Law; and provided further, that the Company shall not, and shall not authorize or permit any other such Persons to, take any of the foregoing actions referred to in clauses (i) through (iii) until after providing prior written notice to the Purchaser. If the Company or its Representatives or affiliates or the Company's Supervisory Board or Management Board receives any request for information or an inquiry, proposal or offer relating to any of the foregoing, then the Company shall orally (as promptly as practicable and no later than one day) and in writing (as promptly as practicable) inform the Purchaser of the terms and conditions of such proposal, inquiry or offer and the identity of the Person making it. The Company agrees that it will and will cause its affiliates and their respective Representatives to immediately cease and cause to be terminated any activities, discussions or negotiations existing at the date of the Acquisition Agreement with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section. Immediately following the execution of the Acquisition Agreement, the Company shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company. Neither the Management Board nor the Supervisory Board of the Company shall, except as expressly permitted by the Acquisition Agreement (A) withdraw or modify, in any manner adverse to the Purchaser, or take any public position inconsistent with, their approval and recommendation of the Offer or the Acquisition Agreement or (B) approve or recommend any Acquisition Proposal and shall not resolve to do any of the foregoing.

  Expenses. Whether or not the transactions contemplated by the Acquisition Agreement are consummated, subject to the "--Effect of Termination" section below, all costs and expenses incurred in connection with the Acquisition Agreement, including fees and disbursements of Representatives, shall be borne by the party which incurs such cost or expense; provided, however, that all out-of-pocket costs and expenses related to the printing, filing and mailing of the Offer Documents shall be borne by the Purchaser.

  Effect of Termination. In the event that any Person shall have made an Acquisition Proposal and the Acquisition Agreement is terminated by either Party, or in the event the Acquisition Agreement is terminated pursuant to Section (c), (d), (f) or (g) of "--Termination of the Acquisition Agreement" above, the Company shall, within two days after termination has occurred, pay to the Purchaser in same day funds all of the Purchaser's reasonably documented out-of-pocket expenses (including the fees and expenses of counsel and other advisors). In the event that the Acquisition Agreement is terminated by the Company pursuant to Section (c) of "--Termination of the Acquisition Agreement" or by the Purchaser pursuant to either (i) Section (d) or (e) of "--Termination of the Acquisition Agreement" because of an event described in paragraph (e) of the Offer Conditions, the Company shall, within two days after termination has occurred, pay to the Purchaser in same day funds an amount equal to the sum of (i) $1.57 for each Company Share outstanding as of the date of the Acquisition Agreement, and (ii) $2.45 for each Preferred Securities outstanding as of such date. Any payment pursuant to this sentence shall be in addition to any reimbursement pursuant to the first sentence of this Section. In the event the Acquisition Agreement is terminated pursuant to the provisions contained in "--Termination of the Acquisition Agreement", all future obligations and liabilities of the parties to the Acquisition Agreement shall terminate, except the obligations of the parties to brokers, finders or investment bankers and those described under "--Expenses" and in this Section. Nothing in this Section shall relieve any party to the Acquisition Agreement of liability for breach of the Acquisition Agreement.

  Post-Closing Restructuring. The Purchaser may, simultaneous with or as soon as possible after the Closing, consummate a corporate reorganization of the Company and its subsidiaries which may include, without limitation, (i) the sale or transfer by the Company or any of its subsidiaries of all or part of the assets of the Company or any of its subsidiaries to the Purchaser or any affiliates of the Purchaser, (ii) the consummation by the Company and one or more Dutch subsidiaries of the Purchaser of a legal merger within the meaning of Section 2:309 of the DCC and (iii) the commencement of the compulsory acquisition by the Purchaser of Company Shares from any remaining minority shareholder, in accordance with Section 2:92a of the DCC. The Company has agreed with the Purchaser that, at the Purchaser's request and to the extent permitted by law, it shall take all actions reasonably necessary or desirable to accomplish the corporate reorganizations referred to in this Section including, without limitation, (i) the convening of the necessary meetings of the Holders, the Management Board and the Supervisory Board of the Company,
(ii) the consideration of any and all necessary or desirable resolutions by the Management Board or the Supervisory Board of the Company for the purpose of consummating such corporate reorganizations and (iii) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to consummate any of such corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies.

  Stock Options. Upon the consummation of the Offer, all outstanding options and other rights to acquire shares under the Company's 1993 Long-Term Stock Incentive Plan and the Company's Global Employee Stock Purchase Plan (the "Option Plans" and such options and rights, "Stock Options") whether or not such Stock Options are then exercisable or vested, shall vest in full, and as soon as practicable after the Closing Date, but in any event within 5 business days thereafter, the Purchaser shall pay to the holder of each outstanding Stock Option an amount in cash equal to the difference between the Share Offer Price and the exercise price per share of each Stock Option, less applicable withholding taxes; except in the case of certain Italian and German executives identified by the Company in writing to the Purchaser prior to the date of the Acquisition Agreement with respect to whom arrangements shall be made (subject to applicable law) as described on Schedule 1.2 of the Acquisition Agreement. If and to the extent required by the terms of the Option Plans or the terms of any Stock Option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding Stock Options to the foregoing treatment of such Stock Options and to take any other action necessary to effectuate the foregoing provisions. Except as provided in the first sentence of this paragraph, the Option Plans shall terminate as of the Closing Date and any rights under any provisions in any other plan, program or arrangement (other than the option agreement (the "Option Agreement") dated as of November 15, 1993 between the Selling Shareholder (or the Purchaser as assignee of the Option Agreement) and the Company giving the Selling Shareholder (or the Purchaser as assignee of the Option Agreement) an option, subject to the fulfillment of certain conditions, to purchase all of the 1,000 priority shares, par value NLG 1.00 per share, of the Company (the "Priority Shares") providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the Closing Date. The Company has consented and agreed to the assignment and transfer by the Selling Shareholder to the Purchaser, at the Closing, of all rights and obligations of the Selling Shareholder under the Option Agreement. Notwithstanding the provisions of Section 9--"Source and Amount of Funds" of the Option Agreement, the Company has acknowledged and agreed that the Option Agreement shall remain in full force and effect and be unaffected by the transactions contemplated by the Acquisition Agreement and the Shareholder's Agreement.

  Directors' and Officers' Indemnification Insurance. For a period of six years from and after the Closing Date, the Purchaser shall, or shall cause the Company to, exculpate, indemnify and hold harmless certain officers and directors of the Company to the same extent as such persons are currently exculpated and indemnified by the Company pursuant to those certain indemnity agreements identified in Section 4.8(a) of the Company Disclosure Schedule to the Acquisition Agreement (the "Indemnified Parties") for acts or omissions occurring prior to the Closing Date. For six years from the Closing Date, the Purchaser shall either (x) cause the Company to maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Acquisition Agreement by the Company's directors' and officers' liability insurance policy (the "Insured Parties"); provided, however, that in no event shall the Purchaser or the Company be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $395,000 for the twelve month period ending on November 19, 1998; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Purchaser shall cause the Company to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Purchaser may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date or (y) cause the Purchaser's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Acquisition Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy. The covenants set forth in this Section shall survive the Closing Date, shall be binding on the Purchaser and all its successors and assigns, and are intended for the benefit of, and shall be enforceable by, each of the Company, the Indemnified Parties and the Insured Parties, and their respective heirs and legal representatives.

  Waiver of Personal Liability. The parties to the Acquisition Agreement have acknowledged and agreed that the representations and warranties contained in the Acquisition Agreement are made on behalf of the parties to the Acquisition Agreement and are not made by the officers or members of the Management Board or Supervisory Board of the Purchaser or any Indemnified Party or Insured Party. The parties to the Acquisition Agreement have acknowledged and agreed that no such Person shall have any personal liability, in law or in equity, of any kind with regard to the representations and warranties of the Purchaser or the Company, as applicable, contained in the Acquisition Agreement or in any agreement, document or certificate contemplated by the Acquisition Agreement, and each party to the Acquisition Agreement irrevocably waives any such claim regarding the validity or enforceability of this Section, and agree not to challenge or otherwise reject the terms of described in this Section. The parties also waive any claim regarding the validity or enforceability of the provisions of this Section and agree not to challenge or otherwise reject the terms hereof. The Persons designated in the first sentence of this Section are intended, and shall be deemed, to be third-party beneficiaries of the provisions described in this Section, and shall be entitled to directly claim and enforce the rights and benefits described in this Section.

  Further Actions. Each of the parties to the Acquisition Agreement shall use all commercially reasonable efforts to take or cause to be taken all actions, do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, and fully cooperate with and provide reasonable assistance to the other and its Representatives, as may be required to consummate the transactions contemplated by the Acquisition Agreement as promptly as practicable, including (i) making all filings, applications, notifications, reports, submissions and registrations with, and obtaining all consents, approvals, authorizations or permits of any supranational, national, provincial, state, municipal or local government, any instrumentality, subdivision, court, arbitrator, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (any such entity, a "Governmental Entity") or other Persons or entities necessary for the consummation of the transactions contemplated by the Acquisition Agreement, including pursuant to the (i) pre-merger notification and reporting requirements of the HSR Act, (ii) the prior notification and reporting requirements of the European Community pursuant to Council Regulation 4064/89, as amended as well as any other antitrust filings/ notifications which must or may be effected at the national level in countries having jurisdiction and (iii) the notification requirements under the Competition Act (Canada) (the laws, statutes or regulations described in clauses (i), (ii) and (iii), collectively, the "Antitrust Laws"), the voluntary notification under Exon-Florio, the Exchange Act, securities or blue sky laws of the states of the United States ("Blue Sky Laws"), labor laws and regulations, foreign investment laws and regulations and other applicable laws and regulations in effect in the United States, the European Community, The Netherlands or any other jurisdiction, and (ii) taking such actions and doing such things as the other party to the Acquisition Agreement may reasonably request in order to cause any of the Offer Conditions to be fully satisfied. Prior to making any application to or filing with any Governmental Entity or other Person or entity in connection with the Acquisition Agreement, the Company, on the one hand, and the Purchaser, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts. Without limiting the generality of the foregoing, each of the Purchaser and the Company agrees to cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the transactions contemplated by the Acquisition Agreement, and to take any and all actions (including the disposition of assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions) and to enter into such agreements and undertakings (including with respect to the conduct of the business of the Company and its subsidiaries after the Closing as may be required by foreign investment laws and labor laws and regulations), as may be required by Governmental Entities or other Persons as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action; provided, however, that in no event shall any party to the Acquisition Agreement be required to take any action that would be reasonably likely to have a Company Material Adverse Effect or any effect that, individually or in the aggregate, is materially adverse to the condition, business, assets, liabilities or results of operations of the Purchaser and its subsidiaries taken as a whole, other than any effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of the Acquisition Agreement and the transactions contemplated thereby and compliance with the covenants set forth in the Acquisition Agreement, (iii) changes or developments in the industrial process control industry generally or its markets and (iv) subject to Section 4.5 of the Acquisition Agreement, any actions required under the Acquisition Agreement to obtain any approval or authorization under any Antitrust Law or from the Australian Foreign Investment Review Board for the consummation of the Offer (a "Purchaser Material Adverse Effect") or that would not be required in accordance with the following sentence. Notwithstanding anything to the contrary contained in the Acquisition Agreement, the Company shall not and shall cause its affiliates not to, and neither the Purchaser nor any of its affiliates shall be required to divest any assets or business of the Purchaser or any of its affiliates or of the Company or its subsidiaries or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to any of their respective assets or businesses, if in the aggregate such assets and/or businesses are material to the condition, business, assets, liabilities or results of operations of, in the case of the Purchaser, the process control and instrumentation operations of the Purchaser and its affiliates, taken as a whole (with estimated annual revenues of $3 billion), or in the case of the Company, to the Company and its subsidiaries taken as a whole, respectively.

  Notice of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which would cause (i) any representation or warranty contained in the Acquisition Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in the Acquisition Agreement or any Offer Condition not to be complied with or satisfied in any material respect, (b) any failure of the Company or of the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Acquisition Agreement in any material respect, and (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Acquisition Agreement; provided that the delivery of any such notice shall not limit or otherwise affect any representations and warranties contained in the Acquisition Agreement or the remedies available under the Acquisition Agreement to the party receiving such notice.

  Representations and Warranties. In the Acquisition Agreement, the Company has made customary representations and warranties to the Purchaser with respect to, among other things, its due organization, capitalization, subsidiaries, corporate authority, absence of conflicts with other obligations, consents and approvals, financial statements, filings with the Commission, absence of certain changes concerning the Company's business since December 31, 1997, litigation, compliance with laws, employee benefit plans, labor matters, tax matters, property, environmental matters, material contracts and commitments, intellectual property, opinion of the Company's financial advisor, brokers and guarantees.

  Extension; Waiver. At any time prior to the Closing Date, any party to the Acquisition Agreement, by action taken by the Supervisory Board of the Company or the Supervisory Board or Management Board of the Purchaser, may, to the extent permitted by law, (a) extend the time for the performance of any of the obligations or other acts of the other party to the Acquisition Agreement, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Acquisition Agreement or in any document delivered pursuant to the Acquisition Agreement and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Acquisition Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party or parties to be bound thereby.

  Guaranty of Parent. Pursuant to the Acquisition Agreement, the Parent undertakes to insure that the Purchaser will duly perform its obligations thereunder and guarantees any and all liabilities and amounts which become payable by the Purchaser thereunder.

  THE SHAREHOLDER'S AGREEMENT. AS AN INDUCEMENT AND A CONDITION TO ENTERING INTO THE ACQUISITION AGREEMENT, THE PURCHASER REQUIRED THAT THE SELLING SHAREHOLDER ENTER INTO THE SHAREHOLDER'S AGREEMENT WITH THE PURCHASER. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SHAREHOLDER'S AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHAREHOLDER'S AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE SHAREHOLDER'S AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN
SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY AND THE TRUST".

  Tender. Pursuant to the Shareholder's Agreement, the Selling Shareholder has agreed to validly and irrevocably tender in accordance with the terms thereof (or to cause the record owner to so validly tender), pursuant to Rule 14d-2 under the Exchange Act, and in accordance with the terms of the Offer, not later than (i) in the case of Shares owned by the Selling Shareholder on the date of the Shareholder's Agreement (such securities, the "Existing Securities"), the fifth Business Day following the commencement of the Offer and (ii) in the case of the Shares acquired after the date of the Shareholder's Agreement and prior to the termination of the Shareholder's Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend distribution or otherwise (such securities, together with the Existing Securities, the "Securities"), the next succeeding Business Day after acquisition thereof, any and all of the Securities beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, including securities beneficially owned by all Persons with whom such Person would constitute a group for purposes of Section 13d-3 of the Exchange Act (any such ownership, "Beneficially Owned") by the Selling Shareholder at any time during such period, and shall not withdraw any such tender before consummation of the Offer or the Expiration Date. The Selling Shareholder has acknowledged and agreed that the obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer, including any Shares tendered by the Selling Shareholder and its Affiliates, shall be subject to the terms and conditions of the Offer. The parties have agreed that the Selling Shareholder will, for all Shares tendered by the Selling Shareholder in the Offer and accepted for payment and paid for by Purchaser, receive the same amount per Share as is paid to other holders of such securities who have tendered into, and whose securities are accepted for payment in, the Offer.

  Voting. The Selling Shareholder has agreed that during the period commencing on the date of the Shareholder's Agreement and continuing until the Expiration Date (such period being referred to as the "Voting Period"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's shareholders or holders of Preferred Securities, however called, or in connection with any written consent of the Company's shareholders or holders of Preferred Securities, unless there shall be in effect at such time a preliminary or permanent injunction or other final order by any court of competent jurisdiction barring such action, the Selling Shareholder shall vote (or cause to be voted) (i) all Securities and (ii) all other securities of the Company then Beneficially Owned by the Selling Shareholder and entitled to vote generally in the election of directors of the Company or otherwise entitled to vote with respect to any matter or proposal submitted for vote or consent of the shareholders of the Company or holders of Preferred Securities (a) in favor of the Offer, the execution, delivery and performance by the Company of the Acquisition Agreement and the approval and acceptance of the Offer and the terms thereof; and (b) against any action or agreement that would (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Selling Shareholder under the Shareholder's Agreement or of the Company under the Acquisition Agreement or (2) prevent, impede, interfere with, delay, postpone or attempt to discourage the Offer or the transactions contemplated by the Acquisition Agreement, including without limitation: (u) any extraordinary corporate transaction (other than with the Purchaser as contemplated by the Acquisition Agreement), such as a merger, other business combination, reorganization or liquidation involving the Company or any of its subsidiaries; (v) a sale or transfer of material assets of the Company or any of its subsidiaries; (w) any change in the membership of the Supervisory Board or the Management Board of the Company, except as otherwise agreed to or requested in writing by the Purchaser in accordance with the terms of the Shareholder's Agreement; (x) any change in the present capitalization or dividend policy of the Company or any of its subsidiaries or (y) any other change in the Company's corporate structure or business or operations. The Selling Shareholder shall not enter into any agreement with any Person which would violate the provisions of this Section. As soon as practicable after commencement of the Offer, the Purchaser shall provide the Company and the Selling Shareholder with the names of the individuals the Purchaser wishes to be appointed to the Supervisory Board and the Management Board of the Company effective as of the Closing. Following receipt by the Selling Shareholder and the Company of the names of such individuals (and any further information regarding these individuals as reasonably requested by the Selling Shareholder and the Company), at a general meeting of shareholders convened by the Company for the purpose of appointing such individuals to the Supervisory Board and the Management Board of the Company, as the case may be, the Selling Shareholder shall cause such appointments to take place effective as of, and conditional upon the occurrence of, the Closing.

  Restrictions During the Voting Period. The Selling Shareholder shall not, until the termination of the Voting Period, exercise or Transfer the option granted to it by the Option Agreement unless requested in writing by the Purchaser and then, in accordance with the terms of the Option Agreement. Subject to the required consent of the Company, the Selling Shareholder has assigned, transferred and conveyed to the Purchaser, effective upon the consummation of the transactions contemplated by the Acquisition Agreement, all of its rights and entitlement under the Option Agreement, and the Purchaser has assumed, effective upon the consummation of the transactions contemplated by the Acquisition Agreement, all of the rights and obligations of the Selling Shareholder thereunder. In the Acquisition Agreement, the Company has consented to such assignment and has acknowledged and agreed that, notwithstanding the provisions of the Option Agreement, the Option Agreement shall remain in full force and effect and be unaffected by the transactions contemplated by the Acquisition

Agreement and the Shareholder's Agreement. The Selling Shareholder shall not, until the termination of the Voting Period, directly or indirectly: (i) except as otherwise provided under "--Tender" above, Transfer any securities of an affiliate (whether by merger, consolidation or similar change of control transaction) which is then a record or beneficial Holder if, as the result of such Transfer, such Person would cease to be an affiliate of the Selling Shareholder; (ii) Transfer to any Person any Securities; (iii) grant any proxies or powers of attorney in respect of any Securities, deposit any Securities into a voting trust or enter into a voting agreement, understanding or arrangement (except, to the extent applicable, the Financing Trust, as may be required by the terms pursuant to which the Preferred Securities have been issued) with respect thereto; (iv) take any action that would make any representation or warranty of the Selling Shareholder contained in the Shareholder's Agreement untrue or incorrect or would result in a breach by the Selling Shareholder of its obligations under the Shareholder's Agreement; or
(v) vote any of the Securities in a manner which would make any representation or warranty of the Company in the Acquisition Agreement untrue or incorrect or would result in a breach by the Company of its obligation under the Acquisition Agreement. Until the termination of the Voting Period, the Selling Shareholder shall not, and shall cause its Representatives and affiliates not to, directly or indirectly, (x) solicit, initiate, encourage, or take any other action (i) to facilitate any inquiry or the making of any Acquisition Proposal or (ii) which could reasonably be expected to impede, frustrate, prevent, delay or nullify any of the transactions contemplated by the Shareholder's Agreement or the Acquisition Agreement or to materially diminish the benefits to Purchaser of the transactions contemplated by the Shareholder's Agreement or the Acquisition Agreement, (y) take any action to enter into an agreement for the sale or other disposition by the Company or any of its subsidiaries of any significant portion of the assets of or a sale by the Company or any of its subsidiaries or by the Selling Shareholder of shares of capital stock of the Company or any of its subsidiaries whether by merger or other business combination or tender or exchange offer or (z) enter into or participate in any discussions or negotiations regarding any of the foregoing, or in furtherance of any inquiries regarding any of the foregoing, or furnish to any other Person (other than the Purchaser and its Representatives) any information with respect to the business, properties or assets of the Company or any of its subsidiaries or any of the foregoing. If the Selling Shareholder or any of its affiliates or Representatives receives any request for information or an inquiry, proposal or offer relating to any of the foregoing, then the Selling Shareholder shall orally (as promptly as practicable and no later than one day) and in writing (as promptly as practicable) inform the Purchaser of the terms and the conditions of such proposal, inquiry or offer and the identity of the Person making it. The Selling Shareholder agrees that it will and will cause its affiliates and their respective Representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Selling Shareholder agrees that it will take the necessary steps to promptly inform its Representatives and affiliates of the obligations undertaken in this section.

  Representations, Warranties, and Other Agreements of the Selling Shareholder. The Selling Shareholder has made certain customary representations and warranties, including with respect to, among other things,
(i) its organization, (ii) its corporate authority, (iii) ownership of the Shares to be tendered by it, (iv) the absence of conflicts with other obligations.

  Expiration. The Shareholder's Agreement and the Selling Shareholder's obligation to tender, and not withdraw, pursuant to the Shareholder's Agreement and any obligation of the Parent and the Purchaser under the Shareholder's Agreement shall terminate on the Expiration Date. As used therein, the term "Expiration Date" means the date on which the Acquisition Agreement is terminated by the Purchaser in accordance with its terms. In the event of termination of the Shareholder's Agreement, the Shareholder's Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Selling Shareholder or their respective officers or directors; provided, however, the foregoing shall not relieve either party for any breach of any representation, warranty, covenant or agreement in the Shareholder's Agreement. The Purchaser has acknowledged that, in the event of termination of the Shareholder's Agreement in accordance with its terms, the Selling Shareholder shall no longer have the obligation to tender, and may withdraw, the Securities; provided, that if the Company terminates the Acquisition Agreement in accordance with Section 5.1(c), the Purchaser shall, within five business days, either (i) terminate the Offer or
(ii) waive the Minimum Condition and the condition set forth in Paragraph (C) of the Offer Conditions set forth in Annex A of the Acquisition Agreement (except that the portion of such condition related to performance or compliance as to covenants and agreements shall only be waived as to breaches actually known by the Purchaser as of the date of such election) and, to the extent all other Offer Conditions are satisfied, shall accept for payment and pay for at the next scheduled Expiration Date of the Offer (subject to applicable law) all Company Shares and Preferred Securities then validly tendered and not withdrawn in the Offer.

  Guaranty of Parent; Other Provisions. Pursuant to the Shareholder's Agreement, the Parent undertakes to insure that the Purchaser will duly perform its obligations thereunder and guarantees any and all liabilities and amounts which become payable by the Purchaser thereunder. The Purchaser has agreed, as of the Closing, to indemnify and hold harmless the Selling Shareholder and its affiliates from all damages, losses, costs and expenses incurred as a result of or arising from, and to as promptly as possible following the Closing use its commercially reasonable efforts to cause the Selling Shareholder and its affiliates to be released from their obligations under performance bonds, guarantees, indemnities or other obligations of the Selling Shareholder and any affiliate outstanding on behalf of the Company or any of its subsidiaries, as previously disclosed to or as otherwise agreed in writing by the Purchaser. Neither the Selling Shareholder nor any of its affiliates will be entitled to receive any fees or other compensation in connection with such performance bonds, guarantees, indemnities or other obligations accrued for any period after the later of the Closing and the effectiveness of any such release or counter indemnity. Effective upon the Closing, the Purchaser has also undertaken for a period of no less than 36 months from the Closing, except for good cause, not to terminate or lay off employees of the Company's Italian affiliates, unless an appropriate agreement has been entered into with the relevant unions in Italy. In addition, the Purchaser has agreed to endeavor to capitalize on the opportunities and resources available within the Company's Italian affiliates.

  CONFIDENTIALITY AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE CONFIDENTIALITY AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONFIDENTIALITY AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY AND THE TRUST".

  Pursuant to a Confidentiality Agreement dated July 2, 1998, between the Parent and the Company (the "Confidentiality Agreement"), the Parent agreed, among other things, to keep confidential and not disclose or reveal (other than to any person or affiliate of such person and any director, officer, employee, agent, advisor (including, without limitation, any financial advisor, counsel or accountant) or controlling person of such person or such person's affiliate) certain information and documents concerning the Company or concerning the proposed acquisition provided to the Parent in connection with the transactions contemplated by the Acquisition Agreement and not to use such information for any purpose other than in connection with the Parent's evaluation of the proposed acquisition. The Parent also agreed that for a period of one year from the date of the Confidentiality Agreement, neither it nor its Representatives would, without the prior written consent of the Company, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person, except that the provisions of this item (i) shall not apply to a financial advisor engaged by the Parent, any part of which is acting in the ordinary course of business; (ii) make, or in any way participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in anyway participate in a "group", as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or (v) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph. The Parent also agreed to promptly advise the Company of any inquiry or proposal made to Parent with respect to any of the foregoing. In addition, the Parent agreed that, without the prior written consent of the Company, it would not for a period of two years from the date of the Confidentiality Agreement directly or indirectly solicit for employment or employ any person employed by the Company or its subsidiaries (i) in an executive or management position,
(ii) in sales or marketing or (iii) with access to certain technology of the Company. As used in the Confidentiality Agreement, "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors and controlling persons.

12. DIVIDENDS AND DISTRIBUTIONS.

  As described above, the Acquisition Agreement provides that prior to the Closing Date, the Company and each of its subsidiaries will not (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) in the case of the Company or any subsidiary of the Company that is not wholly owned by the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any capital stock or (iii) repurchase, redeem or otherwise acquire, or agree to commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries (other than to fulfill its obligations under the Company's stock option plans as currently in effect).

  Pursuant to the terms of the Acquisition Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraph and nothing therein shall constitute a waiver by the Purchaser of any of its rights under the Acquisition Agreement or a limitation of remedies available to the Purchaser for any breach of the Acquisition Agreement, including termination thereof.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Company Shares are listed on the NYSE. Depending on the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Company Shares if, among other things, (i) the number of holders of Company Shares (including beneficial holders of Company Shares held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading value of Company Shares for the most recent 12 months should be less than 100,000 shares, (ii) the number of publicly held Company Shares should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the aggregate market value of publicly held Company Shares should drop below $8,000,000 or (iv) the Company Shares are no longer registered under the Exchange Act, as described below.

  If the NYSE were to delist the Company Shares, it is possible that the Company Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq") or other sources. However, the extent of the public market for the Company Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Company Shares remaining at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

  The Preferred Securities are not margin securities. The Company Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Company Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Company Shares could no longer be used as collateral for loans made by brokers.

  Each of the Company Shares and the Preferred Securities are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Company Shares, or, as the case may be, the Preferred Securities are not listed on a national securities exchange and there are fewer than 300 record holders of the Company Shares or, as the case may be, the Preferred Securities resident in the United States. The termination of registration of the Company Shares or, as the case may be, the Preferred Securities under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Company Shares or, as the case may be, Preferred Securities and to the Commission and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company Shares or, as the case may be, the Preferred Securities. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Company Shares under the Exchange Act were terminated, the Company Shares would no longer be "margin securities" or eligible for Nasdaq reporting. The Purchaser currently intends to cause the Company to make an application for termination of registration of the Company Shares and the Preferred Securities as soon as possible after successful completion of the Offer.

14. CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the Commission including Rule 14e-1(c) under the Exchange Act, pay for any Tendered Shares and may postpone the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any Tendered Shares, if (i) any applicable waiting period under the HSR Act, the Competition Act (Canada) or Exon-Florio has not expired or been terminated prior to the expiration of the Offer or (ii) a decision of the Commission of the European Community that the purchase of the Company Shares and Preferred Securities contemplated by the Offer are compatible with the common market has not been received prior to the expiration of the Offer. In addition to and not limiting the foregoing, notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Tendered Shares and may terminate or amend the Offer and may postpone the acceptance of, and payment for, Tendered Shares if there shall not have been validly tendered and not validly withdrawn pursuant to the Offer a number of Company Shares and Preferred Securities which, when added to the Company Shares and Preferred Securities, if any, previously acquired by the Purchaser, constitute at least 75% of the fully diluted share capital of the Company or at any time at or before the time of acceptance of Tendered Shares for payment pursuant to the Offer or payment therefor (whether or not any Tendered Shares have been accepted for payment or paid for), any of the following events shall occur:

    (a) there shall have occurred any event or circumstance that has a Company Material Adverse Effect;

    (b) any Governmental Entity or court of competent jurisdiction shall have taken any action or enacted, issued, promulgated, enforced, amended or entered any statute, rule, regulation, executive order, decree, interpretation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which would reasonably be expected to
  (i) make the acceptance for payment of, or the payment for, the Tendered Shares illegal or otherwise prohibit or restrict consummation of the Offer,
  (ii) impose material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Tendered Shares, or effectively to manage or control or operate the Company and its business, assets and properties or (iii) have a Company Material Adverse Effect;

    (c) any of the representations and warranties of the Company set forth in the Acquisition Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true and correct, or any such representation and warranty that is not so qualified shall not be true and correct in any respect which would be reasonably likely to have a Company Material Adverse Effect, in each case as if such representation and warranty were made at the time of determination (except to the extent any such representation and warranty speaks as of an earlier date) or the Company shall have failed to perform or comply with, in any material respect, any covenant, agreement or obligation to be performed or complied with by it under the Acquisition Agreement;

    (d) the Acquisition Agreement shall have been terminated in accordance with its terms;

    (e) the Supervisory Board of the Company or the Management Board of the Company shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, or shall have approved or recommended to the Company's shareholders or holders of Preferred Securities another offer or Acquisition Proposal or shall have adopted a resolution to effect either of the foregoing or any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Shares or Preferred Securities or a merger, consolidation or other business combination or Acquisition Proposal with or involving the Company or any of its subsidiaries;

    (f) any of the material consents, approvals, authorizations, orders or permits required to be obtained by the Company, the Purchaser, or their respective subsidiaries in connection with the Offer or Acquisition Agreement from, or filings or registrations required to be made by any of the same prior to the Closing Date with, any Governmental Entity in connection with the consummation of the transactions contemplated by the Acquisition Agreement or the Offer shall not have been obtained or made or can only be obtained or made subject to conditions or requirements which the Purchaser and the Company are not required to meet pursuant to the "Further Actions" section described above in Section 11 --"Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements";

    (g) there shall have occurred (i) any general suspension for at least three Business Days of trading in, or limitation on prices for, securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands, or Switzerland (whether or not mandatory), (iii) the commencement or material escalation of a war or armed hostilities having had or being reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (iv) any limitation or proposed limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions; or

    (h) any of the representations and warranties of the Selling Shareholder in the Shareholder's Agreement that are qualified by reference to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any respect which would be reasonably likely to have a Company Material Adverse Effect, in each case as if such representation and warranty were made at the time of determination (except to the extent any such representation and warranty speaks as of an earlier date) or the Selling Shareholder shall have failed in any material respect to perform, or comply with, any covenant, agreement or obligation to be performed or complied with by it under the Shareholder's Agreement.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser, in whole or in part, at any time and from time to time in its sole discretion (subject to the terms of the Acquisition Agreement). Failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14--"Conditions of the Offer". While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Compulsory Acquisition or any open-market purchase subsequent to the consummation of the Offer if, at the time of such action, the Company is no longer registered under the Exchange Act or the consideration paid for any Shares pursuant to such action is not less than that paid pursuant to the Offer or, in the case of the Compulsory Acquisition, the Compulsory Acquisition is completed not later than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Compulsory Acquisition and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Compulsory Acquisition.

  Antitrust--U.S. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

  Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by the Parent Shareholders, which the Parent Shareholders will submit as soon as reasonably possible. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth calendar day following filing of the Notification and Report Form by the Parent Shareholders, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent Shareholders prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent Shareholders with such request. Thereafter, the waiting period could be extended only by court order or by consent of the Parent Shareholders. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer Conditions have been satisfied or waived). See Section 2-- "Acceptance for Payment and Payment for Shares". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Pursuant to the Acquisition Agreement, the Company, the Parent and the Purchaser are committed to use commercially reasonable efforts if necessary or appropriate to complete the Offer as quickly as possible. See Section 11-- "Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  Antitrust--EC. The EC Merger Regulation (Council Regulation No. 4064/89 of December 21, 1989, as amended) requires notification to the European Commission, within seven days of the conclusion of an agreement to acquire a controlling interest or the launch of a cash tender offer therefor, of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global and European turnover thresholds. Such concentrations may not be consummated until the European Commission, acting within fixed deadlines, approves them as being "compatible with the common market". A concentration is compatible with the common market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (the "EEA"), or in a substantial part of it.

  The European Commission has exclusive competence for approving or prohibiting concentrations with a Community dimension--however, it may, upon request, refer the case to the national antitrust authority of a particular Member State if the concentration has a specific effect on the territory of the requesting Member State.

  The notification involves the disclosure to the European Commission of detailed information, especially regarding the structure of the relevant markets and the parties' competitive position. Upon receipt of a notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. This preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the common market. Such an in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of an undertaking to make structural modifications to the entity resulting from the concentration on conditions and within a timeframe agreed with the European Commission.

  The Parent, the Purchaser and the Company, including their respective affiliates, each conduct substantial operations within the EEA and satisfy the applicable turnover thresholds, with the result that the acquisition of Shares will amount to a concentration with a Community dimension and, therefore, be subject to the requirement of notification to, and approval by, the European Commission.

  The Parent and the Purchaser believe that the concentration effected by the acquisition of the Shares by the Purchaser will be considered to be compatible with the common market, and approved by the European Commission during the preliminary review phase. However, it cannot be ruled out that the European Commission might seek to require structural undertakings as a condition to its approval, and/or to open a second phase investigation to examine serious doubts as regards compatibility with the common market.

  Pursuant to the Acquisition Agreement, the Company, the Parent and the Purchaser are committed to use commercially reasonable efforts if necessary and appropriate to complete the Offer as quickly as possible. See Section 11-- "Purpose of the Offer; Delisting and Deregistration of Company Shares; Plans for the Company; Certain Agreements".

  Antitrust; Investment Review--Canada. Canada's Competition Act (the "Competition Act") requires pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company which has Canadian operations, or a merger or consolidation involving such entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million per year. For transactions subject to the pre-notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. Under the Competition Act, a pre-notifiable transaction may not be completed prior to the expiration of the applicable waiting period. After the applicable waiting period expires, the transaction may be completed if the Canadian Director determines that the proposed transaction does not prevent or lessen, or is not reasonably likely to prevent or lessen, competition substantially in a definable market. The Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, prohibit the completion of the transaction or require the disposition of the Canadian assets acquired in such transaction where the Canadian Director is of the view that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market. Proceedings under the merger provisions of the Competition Act may be instituted by the Canadian Director for a period of three years after a merger transaction has been substantially completed.

  The acquisition of the Shares contemplated by the Offer exceeds the foregoing thresholds and thus pre-notification is required. A pre-notification filing will be made as soon as practicable.

  The obligation of the Purchaser to accept for payment, purchase or pay for any Tendered Shares pursuant to the Offer is conditional upon, among other things, the applicable waiting period under the Competition Act having expired. See Section 14--"Conditions of the Offer".

  Under the Investment Canada Act (the "ICA"), the acquisition of control by a non-Canadian of a Canadian business, the value of which exceeds certain monetary thresholds, is subject to approval ("Pre-Closing Review") by the federal Minister of Industry (the "Minister"). Such approval is to be granted where the Minister is satisfied that the acquisition is likely to be of net benefit to Canada. The acquisition of control by a non-Canadian of a Canadian business, the value of which does not exceed certain monetary thresholds, is subject to a notification filing which must be filed no later than thirty days following implementation of the acquisition ("Post-Closing Filing").

  Exon-Florio. As part of the Omnibus Trade and Competitiveness Act of 1988, a new Section (the "Exon-Florio Amendment") was added to Title VII of the Defense Production Act of 1950, 50 U.S.C. App. 2158, et seq. (the "DPA Act"), to empower the President or his designee to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons which could result in foreign control of a person engaged in interstate commerce in the United States. In particular, the Exon-Florio Amendment enables the President to suspend or prohibit any acquisitions by foreign persons which threaten to impair the national security of the United States, and to divest such transactions that have been concluded.

  Under the terms of the Exon-Florio Amendment, a foreign company or U.S. subsidiary of a foreign company acquiring a U.S. company may notify the Committee on Foreign Investment in the United States ("CFIUS") of the proposed transaction, whereupon the CFIUS or the President must decide within 30 days whether to investigate the transaction. The Purchaser will prepare a notification for endorsement by the Purchaser and the Company and filing with CFIUS pursuant to Section 721 of the DPA Act. CFIUS has 30 days from the date of filing of the completed notice to make a determination as to whether an investigation is necessary. If an investigation is undertaken of the proposed transaction and CFIUS determines that U.S. national security may be impaired by the proposed transaction, then CFIUS may recommend to the President that he suspend or prohibit the transaction, or direct the U.S. Attorney General to seek divestment relief in U.S. district court. The Purchaser does not believe that the Offer threatens to impair the national security of the United States.

  Australian Foreign Investment Review Board. Australia's foreign investment policy is administered by the Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 and guidelines and other requirements established by government statement. Under current government directives, proposals to take over an offshore company with Australian subsidiaries or assets valued below $50 million and not exceeding half the global asset value (once notified) will not normally be examined or subject to objection unless the business or assets concerned are located in a strategic or sensitive industry. An informal notification should also be made to the Australian Competition and Consumer Commission, who will analyze the effect of the proposal on competition using their Merger Guidelines. These Guidelines consider factors such as market share, the spread of market power and the impact imports have on the market. The Purchaser may, after reviewing relevant information regarding the Company, determine to make such notifications.

16. FEES AND EXPENSES.

  Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") is acting as Dealer Manager in connection with the Offer and as financial advisor to the Purchaser in connection with the Purchaser's proposed acquisition of the Company, for which services CSFB will receive customary compensation. The Purchaser also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  The Purchaser has also retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

  In addition, the Purchaser has retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS.

  The Purchaser is not aware of any state or jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If the Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston or one or more registered brokers or dealers which are licensed under the laws of such state or jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company and the Trust".

                                          ABB TRANSPORTATION PARTICIPATIONS
                                           B.V.

October 20, 1998

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

                           OFFICERS OF THE PURCHASER

  1. Supervisory Board and Management Board of the Purchaser. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each member of the Supervisory Board and the Management Board of the Purchaser. The principal address of the Purchaser and the current business address for each member of the Management Board of the Purchaser is Burgemeester Haspelslaan 45, 5HG, NL-1181 NB Amstelveen, The Netherlands,
Telephone: 31-20-543-4444. The current address of each member of the Supervisory Board of the Purchaser is c/o ABB Asea Brown Boveri Ltd., P.O. Box 8131, Affolternstrasse 44, CH-8050, Zurich, Switzerland, Telephone 41-1-317-7111. Members of the Supervisory Board are identified by an asterisk and members of the Management Board are identified by two asterisks.


 NAME AND CURRENT            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------            --------------------------------------------------


Dr. Beat Hess*                            General Counsel of the Parent,
Switzerland                               January, 1988 to Present.

Dr. Alfred Storck*                        Senior Vice President (Taxes) of the
Switzerland                               Parent, 1988 to Present.

Tomas Ericsson*                           Senior Corporate Officer (Finance &
Sweden                                    Administration) of the Parent, March
                                          1997 to Present; Senior Vice
                                          President (Control) of the Parent,
                                          January 1988 to March 1997.

Dr. Eberhard von Koerber*                 Executive Vice President and member
Germany                                   of Executive Committee of the
                                          Parent, January 1988 to August 1998.

Renato Fassbind*                          Chief Financial Officer and
Switzerland                               Executive Vice President of the
                                          Parent, January 1997 to Present;
                                          Head of Corporate Audit of the
                                          Parent, May 1990 to December 1996.

Eric Elzvik*                              Vice President of Corporate
Sweden                                    Development of the Parent, August
                                          1993 to Present.

J.A. De Raad**                            Managing Director of the Purchaser,
The Netherlands                           August 1997 to Present; Managing
                                          Director of ABB Systemen B.V.,
                                          January 1996 to July 1997; Managing
                                          Director of ABB Industri B.V.,
                                          January 1993 to December 1995.

Brian Norman van Reijn**                  Managing Director of the Purchaser,
The Netherlands                           August 1997 to Present; Managing
                                          Director of ABB Financial Services
                                          B.V., March 1992 to July 1997.

  2. Ownership of Shares by Directors and Executive Officers. To the best knowledge of the Purchaser, none of the other persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

                    INFORMATION CONCERNING THE DIRECTORS AND

                        EXECUTIVE OFFICERS OF THE PARENT

  1. Board of Directors, Group Executive Committee of Parent. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each member of the Board of Directors and the Group Executive Committee of the Parent. The principal address of the Parent and, unless indicated below, the current business address for each individual listed below is P.O. Box 8131, Affolternstrasse 44, CH-8050, Zurich, Switzerland, Telephone: 41-1-317-7111. Members of the Board of Directors are identified by an asterisk and members of the Group Executive Committee are identified by two asterisks.

 NAME AND CURRENT         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------         --------------------------------------------------


Percy Barnevik*                          Chairman of the Parent, 1997 to
Sweden                                   Present; Chairman of Investor AB,
c/o Investor UVC Ltd.                    1997 to Present; President and Chief
10 Hill Street                           Executive Officer of the Parent, 1988
London, WIK 7FU                          to 1996.
England


Robert A. Jeker*                         Chairman Feldschlosschen Hurlimann,
Switzerland                              April 1998 to Present; Chairman
P.O. Box 4021                            Batigroup Holding, January 1997 to
Basel                                    Present; Chairman Swiss Steel,
Switzerland                              January 1997 to Present; Chairman
                                         Stratec Holding, February 1996 to
                                         Present; Chairman Swiss Industries
                                         Fair, July 1995 to Present; Vice
                                         Chairman of the Parent, February 1996
                                         to Present; Chairman of ABB AG, May
                                         1986 to Present; Chairman of George
                                         Fischer Ltd., May 1980 to Present.

Donald H. Rumsfeld*                      Self employed, September 1993 to
United States of America                 Present.
400 N. Michigan #405
Chicago, Illinois 60611
USA

 NAME AND CURRENT          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 BUSINESS ADDRESS          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------          --------------------------------------------------


Yotaro Kobayashi*                         Chairman and Co-Chief Executive
Japan                                     Officer of Fuji XEROX Co., Ltd.,
c/o Fuji Xerox Co., Ltd.                  January 1998 to Present; Chairman
17-2 Akasaka 2-chome, Minato-ku           and Chief Executive Officer of Fuji
Tokyo 107 0052                            XEROX Co., Ltd., January 1992 to
Japan                                     December 1997.

Agostino Rocca*                           President and Chief Executive
Italy                                     Officer of TECHINT, October 1993 to
c/o TECHINT                               Present.
Av. L.N. Alem 1065-2(degrees) p.
1001 Buenos Aires
Argentina

Bjorn Svedberg*                           Chairman of Ericsson Telecom,
Sweden                                    October 1993 to April 1998; Chief
Box 16100                                 Executive Officer Scandinaviska
S-103 22 Stockholm                        Enskilda Banken, May 1997 to April
Sweden                                    1998; Director: Investor AB, April
                                          1998 to Present.

Peter D. Sutherland*                      Chairman and Managing Director of
Ireland                                   Goldman Sachs International,
c/o Goldman Sachs International           September 1995 to Present; Chairman
Peterborough Court                        of British Petroleum, July 1995 to
133, Fleet Street                         May 1997; Director-General of GATT
London EC4A 2BB, England                  and WTO January, 1993 to 1995;
                                          Director: Telefonaktiebolaget,
                                          European Movement (Ireland), ABB AB,
                                          Goldman Sachs Europe Ltd., Goldman
                                          Sachs Holdings (UK), Goldman Sachs
                                          (UK) L.L.C. Investment Bank, LM
                                          Ericsson Holdings Ltd., The British
                                          Petroleum Company, Investor AB.

Lodewijk C. van Wachem*                   Director: The Parent, February 1996
The Netherlands                           to Present, Zurich Insurance
c/o Royal Dutch Petroleum Co.             Company, June 1993 to Present, ATCO
30, Carel van Bylandtlaan                 Ltd., IBM Corporation, July 1992 to
NL-2596 HR The Hague                      Present, Credit Suisse Holding, 1992
The Netherlands                           to 1996; Member of Supervisory
                                          Board: Bayer A.G., April 1997 to
                                          Present, BMW A.G., May 1994 to
                                          Present, Philips Electronics N.V.,
                                          June 1993 to Present, Akzo Nobel,
                                          June 1992 to Present; Chairman of
                                          Supervisory Board of Royal Dutch
                                          Petroleum Company, July 1992 to
                                          Present.

Dr. Gerhard Cromme*                       Chief Executive Officer of Fried.
Germany                                   Krupp AG Hoesch-Krupp, 1989 to
c/o Fried. Krupp AG Hoesch-Krupp          Present.
Altendorfer Strasse 103
D-45143 Essen
Germany

Sune Karlsson**                           Executive Vice President of the
Sweden                                    Parent, January 1997 to Present;
                                          Director of Asea Brown Boveri AG,
                                          October 1988 to December 1996.

 NAME AND CURRENT            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------            --------------------------------------------------


Alexis Fries**                           Executive Vice President of the
Switzerland                              Parent, October 1993 to Present.

Kjell E. Almskog**                       Executive Vice President of the
Norway                                   Parent, September 1998 to Present;
                                         Country Manager/BA Manager of Asea
                                         Brown Boveri AS, 1986 to September
                                         1988.

Goran Lindahl**                          President and Chief Executive Officer
Sweden                                   of the Parent, January 1997 to
                                         Present; Executive Vice President of
                                         the Parent, January 1988 to December
                                         1996.

Jorgen Centerman**                       Executive Vice President of the
Sweden                                   Parent, September 1998 to Present;
                                         Senior Vice President of the Parent,
                                         August 1993 to September 1998.

Jurgen Dormann*                          Chief Executive Officer of Hoechst
Germany                                  AG, April 1994 to Present; Chief
c/o Hoechst AG                           Financial Officer of Hoechst AG, 1987
D-65928 Frankfurt                        to April 1994.
Germany

Jan Roxendal**                           Executive Vice President of Parent,
Sweden                                   September 1998 to Present; President
                                         and Segment Manager of ABB Financial
                                         Services, June 1991 to Present.

Armin Meyer**                            Executive Vice President of Parent,
Switzerland                              1995 to Present; Head of Power
                                         Generation, Asea Brown Boveri AG,
                                         January 1992 to January 1995.

Edwin Somm*                              Chief Executive Officer and President
Switzerland                              of ABB Switzerland; January 1988 to
Asea Brown Boveri AG                     March 1997; Director: SIG
Postfach                                 Schaffhausen Switzerland, Swiss Steel
5401 Baden                               Emmenbrucke, the Parent, GF
Switzerland                              Schaffhausen Switzerland.

Renato Fassbind**                        Chief Financial Officer and Executive
Switzerland                              Vice President of the Parent, January
                                         1997 to Present; Head of Corporate
                                         Audit of the Parent, May 1990 to
                                         December 1996.

  2. Ownership of Shares by Directors and Executive Officers. To the best knowledge of Parent, none of the other persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

        By Mail:           Facsimile Transmission:       By Hand or Overnight
                                                               Courier:

                                (for Eligible
                              Institutions Only)

   Tender & Exchange
       Department               (212) 815-6213            Tender & Exchange
     P.O. Box 11248                                           Department
 Church Street Station                                    101 Barclay Street
   New York, New York                                    Receive and Deliver
       10286-1248                                               Window

                             Confirmation of Fax:
                                (800) 507-9357            New York, New York
                                                                10286

  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Purchaser's expense. A holder of Shares may also contact his broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                445 Park Avenue
                                  Fifth Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks & Brokers Call Toll-Free (800) 662-5200
                   All Others Call Toll-Free (800) 566-9061

                     The Dealer Manager for the Offer is:

                    CREDIT SUISSE FIRST BOSTON CORPORATION

                             ELEVEN MADISON AVENUE
                         NEW YORK, NEW YORK 10010-3629
                         CALL TOLL FREE (800) 881-8320